FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   Independent Auditors' Report

   Copy of Report of Independent Public Accountants

   Consolidated Balance Sheets

   Statements of Consolidated Income (Loss)

   Statements of Consolidated Stockholders' Equity (Deficit) and Comprehensive
      Income (Loss)

   Statements of Consolidated Cash Flows

   Notes to Consolidated Financial Statements

   Quarterly Financial Data (Unaudited)

   Five-Year Financial Data

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Kaiser Aluminum Corporation:

We have audited the accompanying consolidated balance sheet of Kaiser Aluminum
Corporation (Debtor-In-Possession) and subsidiaries as of December 31, 2002, and the related consolidated statements of income (loss), stockholders' equity
(deficit) and comprehensive income (loss) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Kaiser
Aluminum Corporation as of December 31, 2001 and for the years ended December
31, 2001 and 2000 were audited by other auditors who have ceased operations. In their report, dated April 10, 2002, those auditors expressed an unqualified opinion on those consolidated financial statements with an explanatory paragraph as to the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company, its wholly owned subsidiary, Kaiser
Aluminum & Chemical Corporation ("KACC") and certain of KACC's subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b)
as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and
2, the action of filing for reorganization under Chapter 11 of the Federal
Bankruptcy Code, losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern.
Management's plans concerning these matters are also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE

Houston, Texas
March 28, 2003

COPY OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

Kaiser Aluminum Corporation dismissed Arthur Andersen on April 30, 2002 and subsequently engaged Deloitte & Touche LLP as its independent auditors. The predecessor auditors' report appearing below is a copy of Arthur Andersen's previously issued opinion dated April 10, 2002. Since Kaiser Aluminum
Corporation is unable to obtain a manually signed audit report, a copy of Arthur
Andersen's most recent signed and dated report has been included to satisfy filing requirements, as permitted under Rule 2-02(e) of Regulation S-X.

To the Stockholders and the Board of Directors of Kaiser Aluminum Corporation:

We have audited the accompanying consolidated balance sheets of Kaiser Aluminum
Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related statements of consolidated income (loss), stockholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kaiser Aluminum Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplate among other things, realization of assets and payment of liabilities in the normal course of business. As discussed in Note 1 to the consolidated financial statements, on February 12, 2002, the Company, its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC") and certain of
KACC's subsidiaries filed for reorganization under Chapter 11 of the United
States Bankruptcy Code. This action raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or the effects on existing stockholders' equity that may result from any plans, arrangements or other actions arising from the aforementioned proceedings, or the possible inability of the Company to continue in existence.

ARTHUR ANDERSEN LLP

Houston, Texas
April 10, 2002

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                          December 31,
                                                                                   --------------------------
(In millions of dollars, except share amounts)                                             2002          2001
-------------------------------------------------------------------------------    ------------   -----------

ASSETS
Current assets:
   Cash and cash equivalents                                                       $      78.7    $    153.3
   Receivables:
     Trade, less allowance for doubtful receivables of $11.0 and $7.0                    103.1         124.1
     Other                                                                                46.4          82.3
   Inventories                                                                           254.9         313.3
   Prepaid expenses and other current assets                                              33.5          86.2
                                                                                   ------------   -----------

     Total current assets                                                                516.6         759.2

Investments in and advances to unconsolidated affiliates                                  69.7          63.0
Property, plant, and equipment - net                                                   1,009.9       1,215.4
Other assets                                                                             629.2         706.1
                                                                                   ------------   -----------

     Total                                                                         $   2,225.4    $  2,743.7
                                                                                   ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities not subject to compromise -
   Current liabilities
     Accounts payable                                                              $     130.6    $    167.4
     Accrued interest                                                                      2.9          35.4
     Accrued salaries, wages, and related expenses                                        46.7          88.9
     Accrued postretirement medical benefit obligation - current portion                  60.2          62.0
     Other accrued liabilities                                                            64.2         223.3
     Payable to affiliates                                                                28.1          52.9
     Long-term debt - current portion                                                       .9         173.5
                                                                                   ------------   -----------

     Total current liabilities                                                           333.6         803.4

   Long-term liabilities                                                                  86.9         919.9
   Accrued postretirement medical benefit obligation                                        -          642.2
   Long-term debt                                                                         42.7         700.8
                                                                                   ------------   -----------
                                                                                         463.2       3,066.3

Liabilities subject to compromise                                                      2,726.0            -
Minority interests                                                                       121.8         118.5
Commitments and contingencies
Stockholders' equity (deficit):
   Common stock, par value $.01, authorized 125,000,000 shares; issued
     and outstanding 80,386,563 and 80,698,066 shares                                       .8            .8
   Additional capital                                                                    539.9         539.1
   Accumulated deficit                                                                (1,382.4)       (913.7)
   Accumulated other comprehensive income (loss)                                        (243.9)        (67.3)
                                                                                   ------------   -----------

     Total stockholders' equity (deficit)                                             (1,085.6)       (441.1)
                                                                                   ------------   -----------

     Total                                                                         $   2,225.4    $  2,743.7
                                                                                   ============   ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED INCOME (LOSS)
--------------------------------------------------------------------------------

                                                                                    Year Ended December 31,
                                                                            ---------------------------------------
(In millions of dollars, except share and per share amounts)                       2002          2001          2000
-------------------------------------------------------------------------   -----------   -----------   -----------

Net sales                                                                   $  1,469.6    $   1,732.7   $  2,169.8
                                                                            -----------   -----------   -----------

Costs and expenses:
   Cost of products sold                                                       1,408.2       1,638.4       1,891.4
   Depreciation and amortization                                                  91.5          90.2          76.9
   Selling, administrative, research and development, and general                124.7         102.8         104.1
   Non-recurring operating charges (benefits), net                               251.2        (163.6)        (41.9)
                                                                            -----------   -----------   -----------

     Total costs and expenses                                                  1,875.6       1,667.8       2,030.5
                                                                            -----------   -----------   -----------

Operating income (loss)                                                         (406.0)         64.9         139.3

Other income (expense):
   Interest expense (excluding unrecorded contractual interest
     expense of $84.0 in 2002)                                                   (20.7)       (109.0)       (109.6)
   Reorganization items                                                          (33.3)           -             -
   Gain on sale of interest in QAL                                                  -          163.6            -
   Other - net                                                                      .4         (32.8)         (4.3)
                                                                            -----------   -----------   -----------

Income (loss) before income taxes and minority interests                        (459.6)         86.7          25.4

Provision for income taxes                                                       (14.9)       (550.2)        (11.6)

Minority interests                                                                 5.8           4.1           3.0
                                                                            -----------   -----------   -----------

Net income (loss)                                                           $   (468.7)   $   (459.4)   $     16.8
                                                                            ===========   ===========   ===========

Earnings (loss) per share:
   Basic/Diluted                                                            $    (5.82)   $    (5.73)   $      .21
                                                                            ===========   ===========   ===========
Weighted average shares outstanding (000):
   Basic                                                                        80,578        80,235        79,520
                                                                            ===========   ===========   ===========

   Diluted                                                                      80,578        80,235        79,523
                                                                            ===========   ===========   ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE
INCOME (LOSS)
--------------------------------------------------------------------------------

(In millions of dollars)
--------------------------------------------------------------------------------

                                                                                                    Accumulated
                                                                                                          Other
                                                      Common        Additional     Accumulated    Comprehensive
                                                       Stock           Capital         Deficit    Income (Loss)       Total
                                            ----------------  ----------------  -------------- ---------------- -----------
BALANCE, December 31, 1999                  $            .8   $         536.8   $      (471.1) $          (1.2) $     65.3

   Net income                                         -                 -                16.8            -            16.8
   Minimum pension liability adjustment,
     net of income tax benefit of $.4                 -                 -                -                 (.6)        (.6)
                                                                                                                -----------
     Comprehensive income                             -                 -                -               -            16.2
   Incentive plan accretion                           -                    .7            -               -              .7
                                            ----------------  ----------------  -------------- ---------------- -----------

BALANCE, December 31, 2000                               .8             537.5          (454.3)            (1.8)       82.2

   Net loss                                           -                 -              (459.4)           -          (459.4)
   Minimum pension liability
     adjustment, net of income tax
     benefit of $38.0                                 -               -                -                 (64.5)      (64.5)
   Adjustment of valuation allowances for
     net deferred income tax assets provided
     in respect of items reflected in Other
     comprehensive income (loss)                       -                 -                -              (25.0)      (25.0)
   Unrealized net gain in value of derivative
     instruments arising during the
     year, net of income tax
     provision of $19.4                                -                 -                -               33.1        33.1
   Reclassification adjustment for
     net realized gains on derivative
     instruments included in net
     loss, net of income tax
     benefit of $5.8                                   -                 -                -              (10.9)      (10.9)
   Cumulative effect of accounting
     change, net of income tax
     provision of $.5                                  -                 -                -                1.8         1.8
                                                                                                                -----------
   Comprehensive income (loss)                                                                                      (524.9)
   Incentive plan and restricted stock
     accretion                                         -                  1.6             -               -            1.6
                                            ----------------  ----------------  -------------- ---------------- -----------

BALANCE, December 31, 2001                               .8             539.1          (913.7)           (67.3)     (441.1)

   Net loss                                            -                 -             (468.7)            -         (468.7)
   Minimum pension liability adjustment                -                 -                -             (136.6)     (136.6)
   Unrealized net decrease in value of
     derivative instruments arising during
     the year prior to settlement                      -                 -                -              (12.1)      (12.1)
   Reclassification adjustment for net
     realized gains on derivative instruments
     included in net loss, net                         -                 -                -              (27.9)      (27.9)
                                                                                                                -----------
   Comprehensive income (loss)                         -                 -                -               -         (645.3)
   Incentive plan accretion                            -                   .8             -               -             .8
                                            ----------------  ----------------  -------------- ---------------- -----------
BALANCE, December 31, 2002                  $           .8    $         539.9   $    (1,382.4) $        (243.9) $ (1,085.6)
                                            ================  ================  ============== ================ ===========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
--------------------------------------------------------------------------------

                                                                                               Year Ended December 31,
                                                                                   -----------------------------------------------
(In millions of dollars)                                                                     2002              2001           2000
---------------------------------------------------------------------------------  --------------    --------------   ------------

Cash flows from operating activities:
   Net income (loss)                                                               $      (468.7)    $      (459.4)   $      16.8
   Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
       Depreciation and amortization (including deferred financing costs of
         $3.9, $5.1 and $4.4, respectively)                                                 95.4              95.3           81.3
       Non-cash charges for reorganization items, non-recurring operating items
         and other                                                                         257.0              41.7           63.3
       Gains - sale of real estate and miscellaneous equipment in 2002, sale of QAL
         interest and real estate in 2001 and real estate in 2000                           (3.8)           (173.6)         (39.0)
       Equity in (income) loss of unconsolidated affiliates, net of distributions           (8.0)              1.1           13.1
       Minority interests                                                                   (5.8)             (4.1)          (3.0)
       Decrease (increase) in trade and other receivables                                   58.0             226.0         (168.8)
       Decrease in inventories, excluding LIFO adjustments and non-recurring
         items                                                                              31.1              66.7          125.8
       Decrease in prepaid expenses and other current assets                                46.5              23.2           20.8
       Increase (decrease) in accounts payable (associated with operating activities)
         and accrued interest                                                               20.5             (39.1)         (29.7)
       (Decrease) increase in payable to affiliates and other accrued liabilities          (67.8)            (48.5)          68.9
       (Decrease) increase in accrued and deferred income taxes                            (24.4)            521.8          (10.2)
       Net cash impact of changes in long-term assets and liabilities                       32.4             (12.5)         (69.4)
       Other                                                                               (12.0)             11.2           13.2
                                                                                   --------------    --------------   ------------

         Net cash (used) provided by operating activities                                  (49.6)            249.8           83.1
                                                                                   --------------    --------------   ------------

Cash flows from investing activities:
   Capital expenditures (including $78.6 and $239.1 in 2001 and 2000, respectively,
     related to the Gramercy facility)                                                     (47.6)           (148.7)        (296.5)
   (Decrease) increase in accounts payable - Gramercy-related capital expenditures           -               (34.6)          34.6
   Gramercy-related property damage insurance recoveries                                     -                 -            100.0
   Net proceeds from dispositions:  Oxnard facility, equipment and other in 2002, QAL
     interest and real estate in 2001 and various real estate in 2000                       31.4             171.6           66.9
   Other                                                                                     -                 2.4             .2
                                                                                   --------------    --------------   ------------
         Net cash used by investing activities                                             (16.2)             (9.3)         (94.8)
                                                                                   --------------    --------------   ------------
Cash flows from financing activities:
   Incurrence of financing costs                                                            (8.8)              -              (.4)
   (Repayments) borrowings under credit agreement, net                                       -               (30.4)          20.0
   Repayments of other debt                                                                  -               (74.7)          (2.9)
   Redemption of minority interests' preference stocks                                       -                (5.5)          (2.8)
                                                                                   --------------    --------------   ------------
         Net cash (used) provided by financing activities                                   (8.8)           (110.6)          13.9
                                                                                   --------------    --------------   ------------

Net (decrease) increase in cash and cash equivalents during the year                       (74.6)            129.9            2.2
Cash and cash equivalents at beginning of year                                             153.3              23.4           21.2
                                                                                   --------------    --------------   ------------
Cash and cash equivalents at end of year                                           $        78.7     $       153.3    $      23.4
                                                                                   ==============    ==============   ============
Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest of $1.2, $3.5 and $6.5               $         5.4     $       106.0    $     105.3
   Income taxes paid                                                                        37.5              52.1           19.6

       The accompanying notes to consolidated financial statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(In millions of dollars, except share amounts)
--------------------------------------------------------------------------------

1.   REORGANIZATION PROCEEDINGS

Kaiser Aluminum Corporation ("Kaiser" or the "Company"), its wholly owned subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC") and 24 of KACC's
subsidiaries have filed separate voluntary petitions in the United States
Bankruptcy Court for the District of Delaware (the "Court") for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Code"); the Company,
KACC and 15 of KACC's subsidiaries (the "Original Debtors") filed in the first quarter of 2002 and nine additional KACC subsidiaries (the "Additional Debtors")
filed in the first quarter of 2003. The Original Debtors and Additional Debtors are collectively referred to herein as the "Debtors" and the Chapter 11 proceedings of these entities are collectively referred to herein as the
"Cases." For purposes of this Report, the term "Filing Date" shall mean, with respect to any particular Debtor, the date on which such Debtor filed its Case.
None of KACC's non-U.S. joint ventures are included in the Cases. The Cases are being jointly administered. The Debtors are managing their businesses in the ordinary course as debtors-in-possession subject to the control and administration of the Court.

Original Debtors. During the first quarter of 2002, the Original Debtors filed separate voluntary petitions for reorganization. The wholly owned subsidiaries of KACC included in such filings were: Kaiser Bellwood Corporation, Kaiser
Aluminium International, Inc., Kaiser Aluminum Technical Services, Inc., Kaiser
Alumina Australia Corporation (and its wholly owned subsidiary, Kaiser Finance
Corporation) and ten other entities with limited balances or activities.

The necessity for filing the Cases by the Original Debtors was attributable to the liquidity and cash flow problems of the Company and its subsidiaries arising in late 2001 and early 2002. The Company was facing significant near-term debt maturities at a time of unusually weak aluminum industry business conditions, depressed aluminum prices and a broad economic slowdown that was further exacerbated by the events of September 11, 2001. In addition, the Company had become increasingly burdened by asbestos litigation (see Note 12) and growing legacy obligations for retiree medical and pension costs (see Note 10). The confluence of these factors created the prospect of continuing operating losses and negative cash flow, resulting in lower credit ratings and an inability to access the capital markets.

The outstanding principal of, and accrued interest on, all debt of the Original
Debtors became immediately due and payable upon commencement of the Cases.
However, the vast majority of the claims in existence at the Filing Date
(including claims for principal and accrued interest and substantially all legal proceedings) are stayed (deferred) during the pendency of the Cases. In connection with the filing of the Original Debtors' Cases, the Court, upon motion by the Original Debtors, authorized the Original Debtors to pay or otherwise honor certain unsecured pre-Filing Date claims, including employee wages and benefits and customer claims in the ordinary course of business, subject to certain limitations. In July 2002, the Court also issued a final order authorizing the Company to fund the cash requirements of its foreign joint ventures in the ordinary course of business and to continue using the Company's existing cash management systems. The Original Debtors also have the right to assume or reject executory contracts existing prior to the Filing Date, subject to Court approval and certain other limitations. In this context, "assumption"
means that the Original Debtors agree to perform their obligations and cure certain existing defaults under an executory contract and "rejection" means that the Original Debtors are relieved from their obligations to perform further under an executory contract and are subject only to a claim for damages for the breach thereof. Any claim for damages resulting from the rejection of an executory contract is treated as a general unsecured claim in the Cases.

Generally, pre-Filing Date claims, including certain contingent or unliquidated claims, against the Original Debtors will fall into two categories: secured and unsecured. Under the Code, a creditor's claim is treated as secured only to the extent of the value of the collateral securing such claim, with the balance of such claim being treated as unsecured. Unsecured and partially secured claims do not accrue interest after the Filing Date. A fully secured claim, however, does accrue interest after the Filing Date until the amount due and owing to the secured creditor, including interest accrued after the Filing Date, is equal to the value of the collateral securing such claim. The amount and validity of pre-Filing Date contingent or unliquidated claims, although presently unknown, ultimately may be established by the Court or by agreement of the parties. As a result of the Cases, additional pre-Filing Date claims and liabilities may be asserted, some of which may be significant.

In October 2002, the Court set January 31, 2003 as the last date by which holders of pre-Filing Date claims against the Original Debtors (other than asbestos-related personal injury claims and certain hearing loss claims) could file their claims. Any holder of a claim that was required to file a claim by such date and did not do so may be barred from asserting such claim against any of the Original Debtors and, accordingly, may not be able to participate in any distribution in any of the Cases on account of such claim. Because the Company has not had sufficient time to analyze the proofs of claim to determine their validity, no provision has been included in the accompanying financial statements for claims that have been filed. The January 31, 2003 bar date does not apply to asbestos-related personal injury claims, for which the Original
Debtors reserve the right to establish a separate bar date at a later time. A separate bar date of June 30, 2003 has been set for certain hearing loss claims.

Additional Debtors. On January 14, 2003, the Additional Debtors filed separate voluntary petitions for reorganization. The wholly owned subsidiaries included in the Cases were: Kaiser Bauxite Company, Kaiser Jamaica Corporation, Alpart
Jamaica Inc., Kaiser Aluminum & Chemical of Canada Limited and five other entities with limited balances or activities.

The Cases filed by the Additional Debtors were commenced, among other reasons, to protect the assets held by these Debtors against possible statutory liens that may arise and be enforced by the Pension Benefit Guaranty Corporation
("PBGC") primarily as a result of the Company's failure to meet a $17.0 accelerated funding requirement to its salaried employee retirement plan in
January 2003 (see Note 10). From an operating perspective, the filing of the
Cases by the additional Debtors had no impact on the Company's day-to-day operations.

In connection with the Additional Debtors' filings, the Court authorized the
Additional Debtors to continue to make payments in the normal course of business
(including payments of pre-Filing Date amounts), including payments of wages and benefits, payments for items such as materials, supplies and freight and payments of taxes. The Court also approved the continuation of the Company's existing cash management systems and routine intercompany transactions involving, among other transactions, the transfer of materials and supplies among affiliates.

In March 2003, the Court set May 15, 2003, as the last date by which holders of pre-Filing Date claims against the Additional Debtors (other than asbestos-related personal injury claims and certain hearing loss claims) must file their claims.

All Debtors. The Debtors' objective is to achieve the highest possible recoveries for all creditors and stockholders, consistent with the Debtors'
abilities to pay, and to continue the operations of their businesses. However, there can be no assurance that the Debtors will be able to attain these objectives or achieve a successful reorganization. While valuation of the
Debtors' assets and pre-Filing Date claims at this stage of the Cases is subject to inherent uncertainties, the Debtors currently believe that it is likely that their liabilities will be found in the Cases to exceed the fair value of their assets. Therefore, the Debtors currently believe that it is likely that pre-Filing Date claims will be paid at less than 100% of their face value and the equity of the Company's stockholders will be diluted or cancelled. Because of such possibility, the value of the Common Stock is speculative and any investment in the Common Stock would pose a high degree of risk.

Under the Code, the rights of and ultimate payments to pre-Filing Date creditors and stockholders may be substantially altered. At this time, it is not possible to predict the outcome of the Cases, in general, or the effect of the Cases on the businesses of the Debtors.

Two creditors' committees, one representing the unsecured creditors and the other representing the asbestos claimants, have been appointed as official committees in the Cases and, in accordance with the provisions of the Code, will have the right to be heard on all matters that come before the Court. The
Debtors expect that the appointed committees, together with the legal representative for potential future asbestos claimants that has been appointed in the Cases, will play important roles in the Cases and the negotiation of the terms of any plan or plans of reorganization. The Debtors are required to bear certain costs and expenses for the committees and the legal representative for potential future asbestos claimants, including those of their counsel and other advisors.

The Debtors anticipate that substantially all liabilities of the Debtors as of the date of the Filing will be resolved under one or more plans of reorganization to be proposed and voted on in the Cases in accordance with the provisions of the Code. Although the Debtors intend to file and seek confirmation of such a plan or plans, there can be no assurance as to when the
Debtors will file such a plan or plans, or that such plan or plans will be confirmed by the Court and consummated.

As provided by the Code, the Original Debtors had the exclusive right to propose a plan of reorganization for 120 days following the initial Filing Date. The
Court has subsequently approved extensions of the exclusivity period for all
Debtors through April 30, 2003. Additional extensions are likely to be sought.
However, no assurance can be given that such future extension requests will be granted by the Court. If the Debtors fail to file a plan of reorganization during the exclusivity period, or if such plan is not accepted by the requisite numbers of creditors and equity holders entitled to vote on the plan, other parties in interest in the Cases may be permitted to propose their own plan(s)
of reorganization for the Debtors.

Financial Statement Presentation. The accompanying consolidated financial statements have been prepared in accordance with Statement of Position 90-7
("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the
Bankruptcy Code, and on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. However, as a result of the Cases, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties.

Financial Information. Condensed consolidating financial statements of the
Debtors and non-Debtors are set forth below:

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                DECEMBER 31, 2002

                                                                                           Consolidation/
                                            Original        Additional                       Elimination
                                             Debtors          Debtors       Non-Debtors        Entries        Consolidated
                                         --------------   ---------------  -------------  ----------------   --------------

Current assets                           $       359.6    $         42.3   $      114.7   $          -       $       516.6
Investments in subsidiaries and
   affiliates                                  1,429.7             189.8             .1          (1,549.9)            69.7
Intercompany receivables (payables)             (991.1)            884.7          106.4              -                 -
Property and equipment, net                      610.7              20.2          379.0              -             1,009.9
Deferred income taxes                            (81.9)             81.9            -                -                 -
Other assets                                     620.3                .5            8.4              -               629.2
                                         --------------   ---------------  -------------  ----------------   --------------
                                         $     1,947.3    $      1,219.4   $      608.6   $      (1,549.9)   $     2,225.4
                                         ==============   ===============  =============  ================   ==============

Liabilities not subject to compromise -
     Current liabilities                 $       233.4    $         12.3   $       89.9   $          (2.0)   $       333.6
     Long-term liabilities                        72.8              16.3           40.5              -               129.6
Liabilities subject to compromise              2,726.0              -               -                -             2,726.0
Minority interests                                  .7              -             102.3              18.8            121.8
Stockholders' equity                          (1,085.6)          1,190.8          375.9          (1,566.7)        (1,085.6)
                                         --------------   ------------------------------  ----------------   --------------
                                         $     1,947.3    $      1,219.4   $      608.6   $      (1,549.9)   $     2,225.4
                                         ==============   ===============  =============  ================   ==============

               CONDENSED CONSOLIDATING STATEMENTS OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                           Consolidation/
                                            Original        Additional                       Elimination
                                             Debtors          Debtors       Non-Debtors        Entries        Consolidated
                                         --------------   ---------------  -------------  ----------------   --------------

Net sales                                $     1,323.6    $         47.6   $      209.7   $        (111.3)   $     1,469.6
                                         --------------   ---------------  -------------  ----------------   --------------
Costs and expenses -
     Non-recurring operating charges
         (benefits), net (Note 6)                250.2              -               1.0              -               251.2
     All other                                 1,494.2              14.5          227.0            (111.3)         1,624.4
                                         --------------   ---------------  -------------  ----------------   --------------
                                               1,744.4              14.5          228.0            (111.3)         1,875.6
                                         --------------   ---------------  -------------  ----------------   --------------
Operating income (loss)                         (420.8)             33.1          (18.3)             -              (406.0)
Interest expense                                 (19.4)             -              (1.3)             -               (20.7)
All other income (expense), net                  (31.8)            (11.6)            .2              10.3            (32.9)
Provision for income tax and minority
     interests                                   (16.8)              1.1            6.6              -                (9.1)
Equity in income of subsidiaries                  20.1              -               -               (20.1)             -
                                         --------------   ---------------  -------------  ----------------   --------------
Net income (loss)                        $      (468.7)   $         22.6   $      (12.8)  $          (9.8)   $      (468.7)
                                         ==============   ===============  =============  ================   ==============

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                                           Consolidation/
                                           Original         Additional                       Elimination
                                            Debtors           Debtors       Non-Debtors        Entries        Consolidated
                                       ----------------   --------------  --------------  ----------------   --------------
Net cash provided (used) by:
     Operating activities              $         (85.4)   $          .7   $        35.1   $          -       $       (49.6)
     Investing activities                         18.1              -             (34.3)             -               (16.2)
     Financing activities                         (8.8)             -               -                -                (8.8)
                                       ----------------   --------------  --------------  ----------------   --------------
Net (decrease) increase in cash and
     cash equivalents                            (76.1)              .7              .8              -               (74.6)
Cash and cash equivalents at beginning
     of period                                   151.6              1.4              .3              -               153.3
                                       ----------------   --------------  --------------  ----------------   --------------
Cash and cash equivalents at end of
     period                            $          75.5    $         2.1   $         1.1   $          -       $        78.7
                                       ================   ==============  ==============  ================   ==============

Classification of Liabilities as "Liabilities Not Subject to Compromise" Versus
"Liabilities Subject to Compromise." Liabilities not subject to compromise include: (1) liabilities incurred after the Filing Date of the Cases; (2)
pre-Filing Date liabilities that the Debtors expect to pay in full, including priority tax and employee claims and certain environmental liabilities, even though certain of these amounts may not be paid until a plan of reorganization is approved; and (3) pre-Filing Date liabilities that have been approved for payment by the Court and that the Debtors expect to pay (in advance of a plan of reorganization) over the next twelve month period in the ordinary course of business, including certain employee related items (salaries, vacation and medical benefits), claims subject to a currently existing collective bargaining agreement, and postretirement medical and other costs associated with retirees.

Liabilities subject to compromise refer to all other pre-Filing Date liabilities of the Debtors. The amounts of the various categories of liabilities that are subject to compromise are set forth below. These amounts represent the Company's estimates of known or probable pre-Filing Date claims that are likely to be resolved in connection with the Cases. Such claims remain subject to future adjustments. There can be no assurance that the liabilities of the Debtors will not be found in the Cases to exceed the fair value of their assets. This could result in claims being paid at less than 100% of their face value and the equity of the Company's stockholders being diluted or cancelled.

The amounts subject to compromise at December 31, 2002 consisted of the following items:

Items, absent the Cases, that would have been considered current:
   Accounts payable                                                                    $      47.6
   Accrued interest                                                                           44.0
   Accrued salaries, wages and related expenses(1)                                            59.0
   Other accrued liabilities (including asbestos liability of $130.0 - Note 12)              150.6
Items, absent the Cases, that would have been considered long-term:
   Accrued postretirement medical obligation                                                 672.4
   Long-term liabilities(2)                                                                  922.2
   Debt (Note 7)                                                                             830.2
                                                                                       ------------
                                                                                       $   2,726.0
                                                                                       ============

(1)  Accrued salaries, wages and related expenses represents estimated minimum pension contributions for the year ended December 31, 2003. However, the
     Company does not currently expect to make any pension contributions in respect of its domestic pension plans. See Note 10.
(2)  Long-term liabilities include pension liabilities of $362.7 (Note 10), environmental liabilities of $21.7 (Note 12) and asbestos liabilities of
     $480.1 (Note 12).

The classification of liabilities "not subject to compromise" versus liabilities
"subject to compromise" is based on currently available information and analysis. As the Cases proceed and additional information and analysis is completed or, as the Court rules on relevant matters, the classification of amounts between these two categories may change. The amount of any such changes could be significant. Additionally, as the Company evaluates the proofs of claim filed in the Cases, adjustments will be made for those claims that the Company believes will probably be allowed by the Court. The amount of such claims could be significant.

Reorganization Items. Reorganization items under the Cases are expense or income items that are incurred or realized by the Company because it is in reorganization. These items include, but are not limited to, professional fees and similar types of expenses incurred directly related to the Cases, loss accruals or gains or losses resulting from activities of the reorganization process, and interest earned on cash accumulated by the Debtors because they are not paying their pre-Filing Date liabilities. For the year ended December 31,
2002, reorganization items were as follows:

Professional fees                                                      $        28.8
Accelerated amortization of certain deferred financing costs                     4.5
Interest income                                                                 (1.8)
Other                                                                            1.8
                                                                       --------------
                                                                       $        33.3
                                                                       ==============

As required by SOP 90-7, in the first quarter of 2002, the Company recorded the
Debtors' pre-Filing Date debt that is subject to compromise at the allowed amount. Accordingly, the Company accelerated the amortization of debt-related premium, discount and costs attributable to this debt and recorded a net expense of approximately $4.5 in Reorganization items during the first quarter of 2002.

Trust Fund. During the first quarter of 2002, KACC paid $5.8 into a trust fund in respect of potential liability obligations of directors and officers.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern. The consolidated financial statements of the Company have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business; however, as a result of the commencement of the Cases, such realization of assets and liquidation of liabilities are subject to a significant number of uncertainties.
Specifically, the consolidated financial statements do not present: (a) the realizable value of assets on a liquidation basis or the availability of such assets to satisfy liabilities, (b) the amount which will ultimately be paid to settle liabilities and contingencies which may be allowed in the Cases, or (c)
the effect of any changes which may be made in connection with the Debtors'
capitalizations or operations as a result of a plan of reorganization. Because of the ongoing nature of the Cases, the discussions and consolidated financial statements contained herein are subject to material uncertainties.

Principles of Consolidation. The consolidated financial statements include the statements of the Company and its majority owned subsidiaries. The Company is a subsidiary of MAXXAM Inc. ("MAXXAM") and conducts its operations through its wholly owned subsidiary, KACC. KACC operates in all principal aspects of the aluminum industry-the mining of bauxite (the major aluminum bearing ore), the refining of bauxite into alumina (the intermediate material), the production of primary aluminum, and the manufacture of fabricated and semi-fabricated aluminum products. Kaiser's production levels of alumina and primary aluminum allows it to be a major seller of alumina and primary aluminum to domestic and international third parties (see Note 16).

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties, with respect to such estimates and assumptions, are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions, which could have a material effect on the reported amounts of the Company's consolidated financial position and results of operation.

Investments in 50%-or-less-owned entities are accounted for primarily by the equity method. Intercompany balances and transactions are eliminated.

Recognition of Sales. Sales are recognized when title, ownership and risk of loss pass to the buyer.

Earnings per Share. Basic earnings per share is computed by dividing the weighted average number of common shares outstanding during the period, including the weighted average impact of the shares of common stock issued during the year from the date(s) of issuance. However, earnings per share may not be meaningful, because as a part of a plan of reorganization, it is possible that the interests of the Company's existing stockholders could be diluted or cancelled.

Diluted earnings per share for the year ended December 31, 2000 included the dilutive effect of outstanding stock options (3,000 shares). The impact of outstanding stock options was excluded from the computation of diluted loss per share for the year ended December 31, 2001, as their effect would have been antidilutive.

Cash and Cash Equivalents. The Company considers only those short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Inventories. Substantially all product inventories are stated at last-in, first-out ("LIFO") cost, not in excess of market value. Replacement cost is not in excess of LIFO cost. Other inventories, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market.
Inventory costs consist of material, labor, and manufacturing overhead, including depreciation. Inventories consist of the following:

                                                                                  December 31,
                                                                          ----------------------------
                                                                                  2002            2001
---------------------------------------------------------------------     ------------   -------------
Finished fabricated products                                              $      28.1    $       30.4
Primary aluminum and work in process                                             71.2           108.3
Bauxite and alumina                                                              72.9            77.7
Operating supplies and repair and maintenance parts                              82.7            96.9
                                                                          ------------   -------------
                                                                          $     254.9    $      313.3
                                                                          ============   =============

Inventories were reduced by the following charges during the years ended
December 31, 2002, 2001 and 2000:

                                                                                        2002           2001            2000
---------------------------------------------------------------------------   --------------   ------------   -------------
Included in cost of products sold:
   LIFO inventory charges                                                     $         6.1    $       8.2    $         .6
Included in non-recurring operating charges (benefit), net (see Note 6):
   Net realizable value charges -
      Northwest smelters impairment (Primary Aluminum), net of
        intersegment profit elimination on Primary Aluminum impairment
        charges of $2.8                                                                18.6             -              -
      Operating supplies and repair and maintenance parts (Bauxite &
        Alumina - $5.0 and Primary Aluminum - $.6)                                      -              5.6             -
   LIFO inventory charges associated with permanent inventory reductions -
      Northwest smelters impairment (Primary Aluminum)                                   .9             -              4.5
      Product line exit (Flat-Rolled Products)                                          1.6             -             11.1
      Product line exit (Engineered Products)                                           -               -               .9
   LIFO inventory charge related to Gramercy facility delayed restart
      (Bauxite & Alumina)                                                           -               -              7.0
                                                                              --------------   ------------   -------------
                                                                              $        27.2    $      13.8    $       24.1
                                                                              ==============   ============   =============

The LIFO inventory charges resulted from reductions in inventory volumes that were in inventory layers with higher costs than current market prices.

Depreciation. Depreciation is computed principally by the straight-line method at rates based on the estimated useful lives of the various classes of assets.
The principal estimated useful lives of land improvements, buildings, and machinery and equipment are 8 to 25 years, 15 to 45 years, and 10 to 22 years, respectively.

Stock-Based Compensation. The Company applies the intrinsic value method to account for a stock-based compensation plan whereby compensation cost is recognized only to the extent that the quoted market price of the stock at the measurement date exceeds the amount an employee must pay to acquire the stock.
No compensation cost has been recognized for this plan as the exercise price of the stock options granted in 2001 and 2000 were at or above the market price. No stock options were granted in 2002. The pro forma after-tax effect of the estimated fair value of the grants would be to increase the net loss in 2002 and
2001 by $.6 and $.3, respectively, and reduce net income in 2000 by $2.2. While the pro forma after tax effect of the estimated fair value of the grants would have resulted in no change in the basic/diluted loss per share for 2002 and
2001, basic/diluted earnings per share for 2000 would have been reduced to $.18.
The fair value of the 2001 and 2000 stock option grants were estimated using a
Black-Scholes option pricing model.

The pro forma effect of the estimated value of stock options may not be meaningful, because as a part of a plan of reorganization, it is possible the interests of the holders of outstanding options could be diluted or cancelled.

Other Income (Expense). Amounts included in Other income (expense) in 2002, 2001 and 2000, other than interest expense, reorganization items and gain on sale of
QAL interest, included the following pre-tax gains (losses):

                                                                                    Year Ended December 31,
                                                                          -------------------------------------------
                                                                                   2002          2001            2000
--------------------------------------------------------------------      -------------  ------------  --------------
Gains on sale of real estate and miscellaneous equipment (Note 5)         $        3.8   $       6.9   $        22.0
Mark-to-market gains (losses) (Note 13)                                            (.4)         35.6            11.0
Asbestos-related charges (Note 12)                                                 -           (57.2)          (43.0)
Adjustment to environmental liabilities (Note 12)                                  -           (13.5)
Investment write-off (Note 4)                                                      -            (2.8)            -
Lease obligation adjustment (Note 12)                                              -              -             17.0
                                                                          -------------  ------------  --------------
   Special items, net                                                              3.4         (31.0)            7.0
All other, net                                                                    (3.0)         (1.8)          (11.3)
                                                                          -------------  ------------  --------------
                                                                          $         .4   $     (32.8)  $        (4.3)
                                                                          =============  ============  ==============

Deferred Financing Costs. Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. Such amortization is included in Interest expense. As a result of the Cases, the amortization of the deferred financing costs related to the Debtors' unsecured debt was discontinued on the Filing Date.

Goodwill. Through the year ended December 31, 2001, the goodwill associated with the acquisition of the Chandler, Arizona facility (see Note 5) was being amortized on a straight-line basis over 20 years. Beginning with the first quarter of 2002, the Company discontinued the amortization of goodwill consistent with Statement of Financial Accounting Standards No. 142, Goodwill
and Other Intangible Assets ("SFAS No. 142"). However, the discontinuance of amortization of goodwill did not have a material effect on the Company's results of operations or financial condition (the amount of amortization in 2001 was less than $.8). In accordance with SFAS No. 142, the Company reviews goodwill for impairment at least annually. As of December 31, 2002, unamortized goodwill was approximately $11.4 and was included in Other assets in the accompanying consolidated balance sheets.

Foreign Currency. The Company uses the United States dollar as the functional currency for its foreign operations.

Derivative Financial Instruments. Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by management and approved by KACC's and the Company's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

Pre-2001 Accounting. Accounting guidelines in place through December 31, 2000, provided that any interim fluctuations in option prices prior to the settlement date were deferred until the settlement date of the underlying hedged transaction, at which time they were recorded in Net sales or Cost of products sold (as applicable) together with the related premium cost. No accounting recognition was accorded to interim fluctuations in prices of forward sales contracts. Hedge (deferral) accounting would have been terminated (resulting in the applicable derivative positions being marked-to-market) if the level of underlying physical transactions ever fell below the net exposure hedged. This did not occur in 2000.

Current Accounting. Effective January 1, 2001, the Company began reporting derivative activities pursuant to Statement of Financial Accounting Standards
("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities.
SFAS No. 133 requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value by "marking-to-market" all of their hedging positions at each period-end (see Note 13). This contrasts with pre-2001 accounting principles, which generally only required certain "non-qualifying" hedging positions to be marked-to-market. Changes in the market value of the Company's open hedging positions resulting from the mark-to-market process represent unrealized gains or losses. Such unrealized gains or losses will fluctuate, based on prevailing market prices at each subsequent balance sheet date, until the transaction date occurs. Under SFAS No. 133, these changes are recorded as an increase or reduction in stockholders' equity through either other comprehensive income or net income, depending on the facts and circumstances with respect to the hedge and its documentation. To the extent that changes in market values of the
Company's hedging positions are initially recorded in other comprehensive income, such changes reverse out of Other comprehensive income (offset by any fluctuations in other "open" positions) and are recorded in net income (included in Net sales or Cost of products sold, as applicable) when the subsequent physical transactions occur. Additionally, under SFAS No. 133, if the level of physical transactions ever falls below the net exposure hedged, "hedge"
accounting must be terminated for such "excess" hedges. In such an instance, the mark-to-market changes on such excess hedges would be recorded in the income statement rather than in Other comprehensive income. This did not occur during
2001 or 2002.

Differences between Other comprehensive income and Net income, which have historically been small, may become significant in future periods as a result of
SFAS No. 133. In general, SFAS No. 133 will result in material fluctuations in
Other comprehensive income and Stockholders' equity in periods of price volatility, despite the fact that the Company's cash flow and earnings will be
"fixed" to the extent hedged. This result is contrary to the intent of the
Company's hedging program, which is to "lock-in" a price (or range of prices)
for products sold/used so that earnings and cash flows are subject to reduced risk of volatility.

SFAS No. 133 requires that, as of the date of the initial adoption, the difference between the market value of derivative instruments recorded on the
Company's consolidated balance sheet and the previous carrying amount of those derivatives be reported in net income or Other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. Based on authoritative accounting literature issued during the first quarter of 2001, it was determined that all of the cumulative impact of adopting SFAS No. 133 should be recorded in Other comprehensive income. The cumulative effect amount was reclassified to earnings during 2001.

Fair Value of Financial Instruments. Given the fact that the fair value of substantially all of the Company's outstanding indebtedness will be determined as part of the plan of reorganization, it is impracticable and inappropriate to estimate the fair value of these financial instruments at December 31, 2002 and
2001.

New Accounting Pronouncements. Statement of Financial Accounting Standards No.
143, Accounting for Asset Retirement Obligations ("SFAS No. 143") was issued in
June 2001. In general terms, SFAS No. 143 requires the recognition of a liability resulting from anticipated retirement obligations, offset by an increase in the value of the associated productive asset for such anticipated costs. Over the life of the asset, depreciation expense is to include the ratable expensing of the retirement cost included with the asset value. The statement applies to all legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and (or) the normal operation of a long-lived asset, except for certain lease obligations. Excluded from this statement are obligations arising solely from a plan to dispose of a long-lived asset and obligations that result from the improper operation of an asset (i.e. the type of environmental obligations discussed in Note 12).

The Company's consolidated financial statements already reflect reclamation obligations by its bauxite mining operations in accordance with accounting policies consistent with SFAS No. 143. SFAS No. 143 was first applied to the
Company's consolidated financial statements beginning January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Company's financial statements.

Statement of Financial Accounting Standards No. 144, Accounting for the
Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") was issued in
August 2001. In general terms, SFAS No. 144 establishes a single accounting model for impairment or disposal of long-lived assets, and supersedes prior rules in this regard. SFAS No. 144 retains the existing accounting requirements for recognizing impairments on long-lived assets that are to be held and used.
However, it provides additional guidelines such as a "probability-weighted cash flow estimation" approach to deal with situations where alternative and undecided courses of action exist. Under SFAS No. 144, long-lived assets to be disposed of by sale are to be recorded at the lower of their carrying amount or fair value less cost to sell. SFAS No. 144 was applied to the Company's consolidated financial statements beginning January 1, 2002. The adoption of
SFAS No. 144 did not have a material impact on the Company's financial statements.

Statement of Financial Accounting Standards No. 146, Accounting for Costs
Associated with Exit or Disposal Activities ("SFAS No. 146) was issued in June
2002 and must be first applied to the Company's consolidated financial statements beginning January 1, 2003. SFAS No. 146 requires that a liability for the cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred.
This contrasts with current accounting principles where a liability for an exit cost was recognized at the date an entity announced commitment to an exit plan.
The adoption of SFAS No. 146 did not have a material impact on the Company's financial statements.

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based
Compensation - Transition and Disclosure ("SFAS No. 148") was issued in December
2002. SFAS No. 148 amends Statement of Financial Accounting Standards No. 123,
Accounting for Stock-Based Compensation ("SFAS No. 123") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 was first applied to the Company's 2002 year-end financial statements. The adoption of SFAS No. 148 did not have a material impact on the Company's financial statements.

3. PACIFIC NORTHWEST SMELTER CURTAILMENTS AND RELATED POWER MATTERS

Future Power Supply and its Impact on Future Operating Rate. During October
2000, KACC signed a new power contract with the Bonneville Power Administration
("BPA") under which the BPA, starting October 1, 2001, was to provide KACC's operations in the State of Washington with approximately 290 megawatts of power through September 2006. The contract provided KACC with sufficient power to fully operate KACC's Trentwood facility (which requires up to an approximate 40 megawatts), as well as approximately 40% of the combined capacity of KACC's Mead and Tacoma aluminum smelting operations which have been curtailed since the last half of 2000.

Rates under the BPA contract during the period October 2001 through September
2002 were approximately 46% higher than power costs under the prior contract and such rates were subject to changes in future periods. The contract also included a take-or-pay requirement and clauses under which KACC's power allocation could be curtailed, or its costs increased, in certain instances. Under the contract,
KACC could only remarket its power allocation to reduce or eliminate take-or-pay obligations. KACC was not entitled to receive any profits from any such remarketing efforts in contrast to KACC's prior contract with the BPA that expired in September 2001. However, under the BPA contract, KACC would have again been liable for take-or-pay costs beginning in October 2002. Given market power prices during 2002, the Company estimated that such take-or-pay charges could have been in the range of up to $1.0 to $2.0 per month through September
2006. The actual amount of any such obligation would be dependent upon the then prevailing prices of electricity during the contract period.

As a part of the reorganization process, the Company concluded that it was in its best interest to reject the BPA contract as permitted by the Code. As such, with the authorization of the Court, the Company rejected the BPA contract on
September 30, 2002. The contract rejection gives rise to a pre-petition claim.
The BPA has filed a proof of claim for approximately $75.0 in connection with the Cases in respect of the contract rejection. The claim is expected to be settled in the overall context of the Debtors' plan of reorganization.
Accordingly, any payments that may be required as a result of the rejection of the BPA contract are expected to only be made upon the Company's emergence from the Cases. The amount of the BPA claim will be determined either through a negotiated settlement, litigation or a computation of prevailing power prices over the contract period. As the amount of the BPA's claim in respect of the contract rejection has not been determined, no provision has been made for the claim in the accompanying financial statements. KACC has entered into a short-term contract (pending the completion of a longer term arrangement) with an alternate supplier to provide the power necessary to operate its Trentwood facility.

The restart of a portion of KACC's Mead facility would require the purchase of additional power from available sources. For KACC to make such a decision, it would have to be able to purchase such power at a reasonable price in relation to current and expected market conditions for a sufficient term to justify its restart costs, which could be significant depending on the number of lines restarted and the length of time between the shutdown and restart. Given recent primary aluminum prices and the forward price of power in the Northwest, it is unlikely that KACC would operate more than a portion of its Mead facility in the near future. If KACC were to restart all or a portion of its Mead facility, it would take between three to six months to reach the full operating rate for such operations, depending upon the number of lines restarted. Even after achieving the full operating rate, operating only a portion of the Mead facility would result in production/cost inefficiencies such that operating results would, at best, be breakeven to modestly negative at long-term primary aluminum prices.
See Note 5 for a discussion of the Northwest smelters fourth quarter of 2002 impairment charge.

Power Remarketing. In response to the unprecedented high market prices for power in the Pacific Northwest, KACC (first partially and then fully) curtailed the primary aluminum production at the Tacoma and Mead, Washington smelters during the last half of 2000 and all of 2001 and 2002. As a result of the curtailments, as permitted under the BPA contract, the Company remarketed the power that it had under contract through September 30, 2001 (the end of the prior contract period). In connection with such power remarketing, the Company recorded net pre-tax gains of approximately $229.2 in 2001 and $159.5 in 2000. Gross proceeds were offset by employee-related expenses, a non-cash LIFO inventory charge and other fixed commitments. The resulting net gains have been reflected as
Non-recurring operating charges (benefits), net (see Note 6). The net gain amounts were composed of gross proceeds of $259.5 in 2001 and $207.8 in 2000, of which $347.5 was received in 2001 and $119.8 was received in 2000 (although a portion of such proceeds represent a replacement of the profit that would have otherwise been generated through operations).

4. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Summary of combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. The investees are Queensland Alumina Limited ("QAL") (20.0% owned), Anglesey
Aluminium Limited ("Anglesey") (49.0% owned) and Kaiser Jamaica Bauxite Company
(49.0% owned). The Company's equity in income (loss) before income taxes of such operations is treated as a reduction (increase) in Cost of products sold. At
December 31, 2002 and 2001, KACC's net receivables from these affiliates were not material.

In September 2001, KACC sold an approximate 8.3% interest in QAL and recorded a pre-tax gain of approximately $163.6 (included in Other income/(expense) in the accompanying consolidated statements of income (loss)). As a result of the transaction, KACC now owns a 20% interest in QAL. The total value of the transaction was approximately $189.0, consisting of a cash payment of approximately $159.0 plus the purchaser's assumption of approximately $30.0 of off-balance sheet QAL indebtedness guaranteed by KACC prior to the sale. KACC's share of QAL's production for the first eight months of 2001 and for the year ended December 31, 2000 was approximately 668,000 tons and 1,064,000 tons, respectively. Had the sale of the QAL interest been effective as of the beginning of 2000, KACC's share of QAL's production for 2001 and 2000 would have been reduced by approximately 196,000 tons and 312,000 tons, respectively.
Historically, KACC has sold about half of its share of QAL's production to third parties and has used the remainder to supply its Northwest smelters, which have been curtailed since the last half of 2000 (see Note 3). The reduction in KACC's alumina supply associated with this transaction is expected to be substantially offset by the return of its Gramercy alumina refinery to full operations during the first quarter of 2002 at a higher capacity, by reduced internal requirements due to curtailments of the primary aluminum facilities and by planned increases during 2003 in capacity at its Alpart alumina refinery in Jamaica. Accordingly, the QAL transaction has not had an adverse impact on KACC's ability to satisfy existing third-party alumina customer contracts.

In June 2001, KACC wrote-off its investment of $2.8 in MetalSpectrum, LLC, a start-up, e-commerce entity in which KACC was a founding partner (in 2000).
MetalSpectrum ceased operations during the second quarter of 2001.

Summary of Combined Financial Position

                                                                                        December 31,
                                                                                 ---------------------------
                                                                                        2002            2001
---------------------------------------------------------------------------      -----------     -----------

Current assets                                                                   $    199.1      $     362.4
Non-current assets (primarily property, plant, and equipment, net)                    409.5            345.7
                                                                                 -----------     -----------
   Total assets                                                                  $    608.6      $     708.1
                                                                                 ===========     ===========

Current liabilities                                                              $    239.3      $     237.6
Long-term liabilities (primarily long-term debt)                                      119.3            271.2
Stockholders' equity                                                                  250.0            199.3
                                                                                 -----------     -----------
   Total liabilities and stockholders' equity                                    $    608.6      $     708.1
                                                                                 ===========     ===========

Summary of Combined Operations

                                                                             Year Ended December 31,
                                                                       -----------------------------------
                                                                           2002          2001         2000
-------------------------------------------------------------------    --------      --------     --------
Net sales                                                              $ 584.3       $ 633.5      $ 602.9
Costs and expenses                                                      (518.4)       (621.5)      (617.1)
Provision for income taxes                                                (3.0)         (3.9)        (4.5)
                                                                       --------      --------     --------
Net income (loss)                                                      $  62.9       $   8.1      $ (18.7)
                                                                       ========      ========     ========

Company's equity in income (loss)                                      $  14.0       $   1.7      $  (4.8)
                                                                       ========      ========     ========

Dividends received                                                     $   6.0       $   2.8      $   8.3
                                                                       ========      ========     ========

The Company's equity in income (loss) differs from the summary net income (loss)
due to varying percentage ownerships in the entities and equity method accounting adjustments. Prior to December 31, 2000, KACC's investment in its unconsolidated affiliates exceeded its equity in their net assets and such excess was being amortized to Depreciation and amortization. At December 31,
2000, the excess investment had been fully amortized. Such amortization was approximately $10.0 for the year ended December 31, 2000.

The Company and its affiliates have interrelated operations. KACC provides some of its affiliates with services such as management and engineering. Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were $223.4,
$266.0 and $235.7, in the years ended December 31, 2002, 2001 and 2000, respectively.

5. PROPERTY, PLANT, AND EQUIPMENT

The major classes of property, plant, and equipment are as follows:

                                                                   December 31,
                                                            --------------------------
                                                                  2002            2001
-------------------------------------------------------     ----------      ----------

Land and improvements                                       $   129.7       $   130.9
Buildings                                                       183.3           207.0
Machinery and equipment                                       1,735.2         1,881.3
Construction in progress                                         48.4            46.4
                                                            ----------      ----------
                                                              2,096.6         2,265.6
Accumulated depreciation                                     (1,086.7)       (1,050.2)
                                                            ----------      ----------
     Property, plant, and equipment, net                    $ 1,009.9       $ 1,215.4
                                                            ==========      ==========

During the period from 2000 to 2002, the Company completed several acquisitions and dispositions and, based on changes in circumstances, recorded impairment charges as discussed below:

2002 -

-     As previously disclosed, the Company was evaluating its options for minimizing the near-term negative cash flow at its Mead and Tacoma facilities and how to optimize the use and/or value of the facilities in connection with the development of a plan of reorganization. The Company conducted a study of the long-term competitive position of the Mead and
      Tacoma facilities and potential options for these facilities. Once the
      Company received the preliminary results of the study in the fourth quarter of 2002, it analyzed the findings and met with the USWA and other parties prior to making its determination as to the appropriate action(s).
      The outcome of the study and the Company's ongoing work on developing a plan of reorganization led the Company to indefinitely curtail the Mead facility in January 2003. The curtailment of the Mead facility was due to the continuing unfavorable market dynamics, specifically unattractive long-term power prices and weak primary aluminum prices - both of which are significant impediments for an older smelter with higher-than-average operating costs. The Mead facility is expected to remain completely curtailed unless and until an appropriate combination of reduced power prices, higher primary aluminum prices and other factors occurs. As a result of indefinite curtailment, KACC evaluated the recoverability of the
      December 31, 2002 carrying value of its Northwest smelters. The Company determined that the expected future undiscounted cash flows of the smelters was below their carrying value. Accordingly, KACC adjusted the carrying value of its Northwest smelting assets to their estimated fair value, which resulted in a fourth quarter 2002 non-cash impairment charge of approximately $138.5 (which amount was reflected in Non-recurring operating charges (benefits), net - see Note 6). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved. Additionally, during December 2002, the Company accrued approximately $58.8 of pension, postretirement benefit and related obligations for the hourly employees who had been on a laid-off status and under the terms of their labor contract are eligible for early retirement because of the indefinite curtailment (which amount was reflected in Non-recurring operating charges (benefits), net - see
      Note 6). The indefinite curtailment of the Mead facility also resulted in a $18.6 net realizable value charge and a $.9 LIFO inventory charge for certain of the inventories at the facility (see Notes 2 and 6).

-     In December 2002, with Court approval, KACC sold its Oxnard, California aluminum forging facility because the Company had determined that the facility was not necessary for a successful operation and reorganization of its business. Net proceeds from the sale were approximately $7.4. The sale resulted in a net of loss of $.2 (included in Non-recurring operating charges (benefits) net - see Note 6) which included $1.1 of employee benefits and related costs associated with approximately 60 employees that were terminated in December 2002.

-     In June 2002, with Court approval, the Company sold certain of the
      Trentwood facility equipment, previously associated with the lid and tab stock product lines discussed below, for total proceeds of $15.8, which amount approximated its previously estimated fair value. As a result, the sale did not have a material impact on the Company's operating results for the year ended December 31, 2002.

-     In the ordinary course of business, KACC sold non-operating real estate and certain miscellaneous equipment for total proceeds of approximately
      $7.5 ($3.0 in the fourth quarter). These transactions resulted in pre-tax gains of $3.8 (included in Other income (expense) - see Note 2).

2001 -

-     During 2001, as part of its ongoing initiatives to generate cash benefits,
      KACC sold certain non-operating real estate for net proceeds totaling approximately $7.9, resulting in a pre-tax gain of $6.9 (included in Other income (expense) - see Note 2).

-     In the latter part of 2001, the Company concluded that the profitability of its Trentwood facility could be enhanced by further focusing resources on its core, heat-treat business and by exiting lid and tab stock product lines used in the beverage container market and brazing sheet for the automotive market. As a result of this decision, the Company concluded it would sell or idle several pieces of equipment resulting in an impairment charge of approximately $17.7 at December 31, 2001 (which amount was reflected in Non-recurring operating charges (benefits), net - see Note
      6).

2000 -

-     KACC sold (a) its Pleasanton, California office complex, because the complex had become surplus to the Company's needs, for net proceeds of approximately $51.6, which resulted in a net pre-tax gain of $22.0
      (included in Other income (expense) - see Note 2); (b) certain non-operating properties, in the ordinary course of business, for total proceeds of approximately $12.0; and (c) the Micromill assets and technology for a nominal payment at closing and possible future payments based on subsequent performance and profitability of the Micromill technology. The sale of the non-operating properties and Micromill assets did not have a material impact on the Company's 2000 operating results.

-     KACC evaluated the recoverability of the approximate $200.0 carrying value of its Northwest smelters, as a result of the change in the economic environment of the Pacific Northwest associated with the reduced power availability and higher power costs for KACC's Northwest smelters under the terms of the contract with the BPA starting in October 2001 (see Note
      3). The Company determined that the expected future undiscounted cash flows of the Washington smelters were below their carrying value.
      Accordingly, KACC adjusted the carrying value of its Washington smelting assets to their estimated fair value, which resulted in a non-cash impairment charge of approximately $33.0 (which amount was reflected in
      Non-recurring operating charges (benefits), net - see Note 6). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

-     KACC acquired the assets of a drawn tube aluminum fabricating operation in
      Chandler, Arizona. Total consideration for the acquisition was $16.1 ($1.1 of property, plant and equipment $2.8 of accounts receivables, inventory and prepaid expenses and $12.2 of goodwill).

6.   NON-RECURRING OPERATING CHARGES (BENEFITS), NET

The income (loss) impact associated with Non-recurring operating (charges)
benefits, net for 2002, 2001 and 2000, was as follows:

                                                                            Year Ended December 31,
                                                                ----------------------------------------------
                                                                          2002            2001            2000
-------------------------------------------------------------   --------------   -------------  --------------
Washington smelter impairment charges, including contractual
     labor costs (Primary Aluminum) (Notes 2 and 5)             $      (219.6)   $      (12.7)  $       (33.0)
Eliminations - Intersegment profit elimination on Primary
     Aluminum inventory charge (Note 2)                                   2.8             -               -
Net gains from power sales (Primary Aluminum)
     (Note 3)                                                             -             229.2           159.5
Restructuring charges:
     Bauxite & Alumina                                               (2.0)          (10.8)            (.8)
     Primary Aluminum                                                    (2.7)           (6.9)           (3.1)
     Flat-Rolled Products                                                (7.9)          (10.7)            -
     Corporate                                                            -              (1.2)           (5.5)
Inventory and net realizable value charges -
     Product line exit charges                                           (1.6)            -             (18.2)
     Bauxite & Alumina - Gramercy related LIFO
          charge (Note 2)                                                 -               -              (7.0)
     Operating supplies and repairs
            and maintenance parts (Note 2)                                -              (5.6)            -
Impairment and similar charges -
     Corporate - Kaiser Center office complex (Note 12)                 (20.0)            -               -
     Flat-Rolled Products - equipment (Note 5)                            -             (17.7)            -
     Net loss on sale of Oxnard facility (Note 5)                         (.2)            -               -
Labor settlement charge - See below                                       -               -             (38.5)
Incremental maintenance - Bauxite & Alumina                           -               -             (11.5)
                                                                --------------   -------------  --------------
                                                                $      (251.2)   $      163.6   $        41.9
                                                                ==============   =============  ==============

2002. The product line exit charge in 2002 relates to a $1.6 LIFO inventory charge which resulted from the Flat-rolled products segment's exit from the lid and tab stock and brazing sheet product lines (see Note 2).

Restructuring charges result from the Company's initiatives to increase cash flow, generate cash and improve the Company's financial flexibility.
Restructuring charges for 2002 consist of $10.1 of employee benefit and related costs associated with 140 job eliminations (all of which had been eliminated prior to December 31, 2002) and $2.5 of third party costs associated with cost reduction initiatives.

2001 and 2000. The contractual labor costs related to smelter curtailments in
2001 consisted of certain compensation costs associated with laid-off USWA workers that KACC estimated would be required to operate the Northwest smelters at up to a 40% operating rate. The costs had been accrued through early 2003 because KACC did not expect to restart the Northwest smelters prior to that date.

Restructuring charges for 2001 consist of $17.9 of employee benefit and related costs associated with 355 job eliminations (all of which have been eliminated)
and $11.7 of third party costs associated with cost reduction initiatives. The
2000 restructuring charges were associated with the Primary aluminum and
Corporate segments' ongoing cost reduction initiatives. During 2000, these initiatives resulted in restructuring charges for employee benefit and other costs for approximately 50 job eliminations at the Company's Tacoma facility and approximately 50 employee eliminations due to consolidation or elimination of certain corporate staff functions. All job eliminations associated with these initiatives have occurred.

The Washington smelters impairment charge in 2000 included a charge of $33.0 to write-down the Washington smelting assets to their estimated fair value (see
Note 5).

Product line exit charges in 2000 included (a) a $12.6 impairment charge reflected by the Flat-rolled products segment which included a $11.1 LIFO inventory charge (see Note 2) and a $1.5 charge to reduce the carrying value of certain assets to their net realizable value as a result of the segment's decision to exit the can body stock product line; and (b) a $5.6 impairment charge recorded by the Engineered products segment which included a $.9 LIFO inventory charge (see Note 2) and a $4.7 charge to reduce the carrying value of certain machining facilities and assets, which were no longer required as a result of the segment's decision to exit a marginal product line, to their estimated net realizable value.

From September 1998 through September 2000, KACC and the United Steelworkers of
America ("USWA") were involved in a labor dispute as a result of the September
1998 USWA strike and the subsequent "lock-out" by KACC in February 1999. The labor dispute was settled in September 2000. Under the terms of the settlement,
USWA members generally returned to the affected plants during October 2000. The
Company recorded a one-time pre-tax charge of $38.5 in 2000 to reflect the incremental, non-recurring impacts of the labor settlement, including severance and other contractual obligations for non-returning workers. The allocation of the labor settlement charge to the business units was: Bauxite and alumina -
$2.1, Primary aluminum - $15.9, Flat-rolled products - $18.2 and Engineered products - $2.3. At December 31, 2002, substantially all of such costs had been paid.

The incremental maintenance charge in 2000 consisted of normal recurring maintenance expenditures for the Gramercy facility that otherwise would have been incurred in the ordinary course of business over a one to three year period. The Company chose to incur the expenditures prior to the restart of the facility to avoid normal operational outages that otherwise would have occurred once the facility resumed production.

7.   LONG-TERM DEBT

Long-term debt and its maturity schedule are as follows:

                                                                                               December 31,
                                                                                     --------------------------------
                                                                                               2002              2001
----------------------------------------------------------------------------------   --------------    --------------
Secured:
     Post-Petition Credit Agreement                                                  $         -       $         -
     Alpart CARIFA Loans - (fixed and variable rates) due 2007, 2008                          22.0              22.0
     7.6% Solid Waste Disposal Revenue Bonds due 2027                                         19.0              19.0
     Other borrowings (fixed rate)                                                             2.6               2.7
Unsecured:
     9 7/8% Senior Notes due 2002, net                                                       172.8             172.8
     10 7/8% Senior Notes due 2006, net                                                      225.0             225.4
     12 3/4% Senior Subordinated Notes due 2003                                              400.0             400.0
     Other borrowings (fixed and variable rates)                                              32.4              32.4
                                                                                     --------------    --------------
Total                                                                                        873.8             874.3

Less  - Current portion                                                                         .9             173.5
           Pre-Filing Date claims included in subject to compromise (i.e.
               unsecured debt) (Note 1)                                                      830.2               -
                                                                                     --------------    --------------
Long-term debt                                                                       $        42.7     $       700.8
                                                                                     ==============    ==============

DIP Facility. On February 12, 2002, the Company and KACC entered into a post-petition credit agreement with a group of lenders for debtor-in-possession financing (the "DIP Facility"). The Court signed a final order approving the DIP
Facility in March 2002. In March 2003, the Additional Debtors were added as co-guarantors and the DIP Facility lenders received super priority status with respect to certain of the Additional Debtors' assets. The DIP Facility provides for a secured, revolving line of credit through the earlier of February 12,
2004, the effective date of a plan of reorganization or voluntary termination by the Company. Under the DIP Facility, KACC is able to borrow amounts by means of revolving credit advances and to have issued for its benefit letters of credit
(up to $125.0) in an aggregate amount equal to the lesser of $300.0 or a borrowing base relating to eligible accounts receivable, eligible inventory and eligible fixed assets reduced by certain reserves, as defined in the DIP
Facility agreement. The DIP Facility is guaranteed by the Company and certain significant subsidiaries of KACC. Interest on any outstanding borrowings will bear a spread over either a base rate or LIBOR, at KACC's option. The DIP
Facility requires KACC to comply with certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. As of December 31, 2002, $147.0 was available to the Company under the
DIP Facility (of which $79.2 could be used for additional letters of credit) and no borrowings were outstanding under the revolving credit facility. During March
2003, the Company obtained a waiver from the lenders in respect of its compliance with a financial covenant covering the four-quarter period ending
March 31, 2003. The waiver is of limited duration and will lapse on June 29,
2003 unless otherwise incorporated into a formal amendment. The Company is working with the lenders to complete such amendment that would incorporate the limited waiver and also modify the financial covenant for periods subsequent to
December 31, 2002. The Company believes that such an amendment will be agreed with the DIP Facility lenders not later than May 2003. While absolute assurances cannot be given in respect of the Company's ability to successfully obtain the necessary covenant modification, based on discussions with the DIP lenders and the fact that there are currently no outstanding borrowings and only a limited amount of letters of credit outstanding under the DIP facility, the Company believes that acceptable modifications are likely to be obtained. As part of this amendment, the Company also plans to request that the lenders extend the
DIP Facility past its current February 2004 expiration.

Credit Agreement. Prior to the February 12, 2002 Filing Date, the Company and
KACC had a credit agreement, as amended (the "Credit Agreement"), which provided a secured, revolving line of credit. The Credit Agreement terminated on the
Filing Date and was replaced by the DIP Facility discussed above. As of the
Filing Date, outstanding letters of credit were approximately $43.3 (which were replaced by letters of credit under the DIP Facility) and there were no borrowings outstanding under the Credit Agreement.

Alpart CARIFA Loans. In December 1991, Alumina Partners of Jamaica ("Alpart")
entered into a loan agreement with the Caribbean Basin Projects Financing
Authority ("CARIFA"). As of December 31, 2002, Alpart's obligations under the loan agreement were secured by two letters of credit aggregating $23.5. KACC was a party to one of the two letters of credit in the amount of $15.3 in respect of its 65% ownership interest in Alpart. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

7.6% Solid Waste Disposal Revenue Bonds. The solid waste disposal revenue bonds are secured by a first mortgage on certain machinery at KACC's Mead smelter and a second lien on certain real property and improvements at such facility.

9 7/8% Notes, 10 7/8% Notes and 12 3/4% Notes. The obligations of KACC with respect to its 9 7/8% Senior Notes due 2002 (the "9 7/8% Notes"), its 10 7/8%
Senior Notes due 2006 (the "10 7/8% Notes") and its 12 3/4% Senior Subordinated
Notes due 2003 (the "12 3/4% Notes") are guaranteed, jointly and severally, by certain subsidiaries of KACC. During 2001, prior to concluding that, as a result of the events outlined in Note 1, the Company should file the Cases, KACC had purchased $52.2 of the 9 7/8% Notes. The net gain from the purchase of the notes was less than $1.1 and has been included in Other income (expense) in the accompanying statements of consolidated income (loss).

Debt Covenants and Restrictions. The DIP Facility requires KACC to comply with certain financial covenants and places restrictions on the Company's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The DIP Facility is secured by, among other things, (i) mortgages on KACC's major domestic plants; (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries; (iii) a pledge of all the stock of KACC owned by the Company; and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

The indentures governing the 9 7/8% Notes, the 10 7/8% Notes and the 12 3/4%
Notes (collectively, the "Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Further, the Indentures provide that KACC must offer to purchase the
9 7/8% Notes, the 10 7/8% Notes and the 12 3/4% Notes, respectively, upon the occurrence of a Change of Control (as defined therein).

8.   INCIDENT AT GRAMERCY FACILITY

General. From July 1999 until December 2000, KACC's Gramercy, Louisiana alumina refinery was completely curtailed as a result of extensive damage from an explosion in the digestion area of the plant. Construction on the damaged part of the facility began during the first quarter of 2000. However, construction was not substantially completed until the third quarter of 2001. During the first nine months of 2001, the plant operated at approximately 68% of its newly-rated estimated capacity of 1,250,000 tons. During the fourth quarter of
2001, the plant operated at approximately 90% of its newly-rated capacity. Since the end of February 2002, the plant has, except for normal operating variations, generally operated at approximately 100% of its newly-rated capacity. The facility is now focusing its efforts on achieving its full operating efficiency.
During 2001, abnormal Gramercy-related start-up costs and litigation costs totaled approximately $64.9 and $6.5, respectively. These incremental costs for
2001 were offset by approximately $36.6 of additional insurance benefit
(recorded as a reduction of Bauxite and alumina business unit's cost of products sold). The abnormal start-up costs in 2001 resulted from operating the plant in an interim mode pending completion of construction at well less than the expected production rate or full efficiency. During 2002, because the plant was operating at near full capacity, the amount of start-up costs was substantially reduced compared to prior periods. Such costs were approximately $3.0 during the first quarter of 2002 and were substantially eliminated during the balance of
2002.

Property Damage. KACC's insurance policies provided that KACC would be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation. As a result of discussions with the insurance carriers, the
Company received a reimbursement of $100.0 for property damage in 2000.

Contingencies. The Gramercy incident resulted in a significant number of claims and individual and class action lawsuits being filed against KACC and others alleging, among other things, property damage, business interruption losses by other businesses and personal injury. KACC ultimately was able to settle all of these matters for amounts which, after the application of insurance, were not material to KACC.

9.   INCOME TAXES

Income (loss) before income taxes and minority interests by geographic area is as follows:

                                                                       Year Ended December 31,
                                                             -------------------------------------------
                                                                   2002             2001            2000
-------------------------------------------------------      ----------      -----------      ----------
Domestic                                                     $  (481.1)      $   (126.5)      $   (96.6)
Foreign                                                           21.5            213.2           122.0
                                                             ----------      -----------      ----------

     Total                                                   $  (459.6)      $     86.7       $    25.4
                                                             ==========      ===========      ==========

Income taxes are classified as either domestic or foreign, based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is also subject to domestic income taxes.

The (provision) benefit for income taxes on income (loss) before income taxes and minority interests consists of:

                                                     Federal           Foreign           State          Total
------------------------------------------      ------------      ------------     -----------     ----------
2002     Current                                $       (.2)      $     (31.7)     $      (.3)     $   (32.2)
         Deferred                                       3.2              14.5             (.4)          17.3
                                                ------------      ------------     -----------     ----------
              Total                             $       3.0       $     (17.2)     $      (.7)     $   (14.9)
                                                ============      ============     ===========     ==========

2001     Current                                $      (1.1)      $     (40.6)     $       -       $   (41.7)
         Deferred                                    (484.3)               .5           (24.7)        (508.5)
                                                ------------      ------------     -----------     ----------
              Total                             $    (485.4)      $     (40.1)     $    (24.7)     $  (550.2)
                                                ============      ============     ===========     ==========

2000     Current                                $      (1.9)      $     (35.3)     $      (.3)     $   (37.5)
         Deferred                                      35.5              (8.9)            (.7)          25.9
                                                ------------      ------------     -----------     ----------
              Total                             $      33.6       $     (44.2)     $     (1.0)     $   (11.6)
                                                ============      ============     ===========     ==========

A reconciliation between the (provision) benefit for income taxes and the amount computed by applying the federal statutory income tax rate to income (loss)
before income taxes and minority interests is as follows:

                                                                                            Year Ended December 31,
                                                                                    ---------------------------------------
                                                                                            2002          2001         2000
----------------------------------------------------------------------------------  ------------  ------------  -----------
Amount of federal income tax (provision) benefit based on the statutory rate        $     160.9   $     (30.3)  $     (8.9)
Increase in valuation allowances and revision of prior years' tax estimates              (151.6)       (513.9)        (1.8)
Percentage depletion                                                                        7.6           4.9          3.0
Foreign taxes, net of federal tax benefit in 2000                                         (28.9)         (9.6)        (3.2)
Other                                                                                      (2.9)         (1.3)         (.7)
                                                                                    ------------  ------------  -----------
Provision for income taxes                                                          $     (14.9)  $    (550.2)  $    (11.6)
                                                                                    ============  ============  ===========

Included in increase in valuation allowances and revision of prior years' tax estimates for 2002 shown above include a benefit of $14.3 for revisions to prior years' estimates. Of this amount, approximately $8.8 relates to the resolution of certain prior year income tax matters.

Deferred Income Taxes. The components of the Company's net deferred income tax assets are as follows:

                                                                               December 31,
                                                                       -----------------------------
                                                                               2002             2001
-------------------------------------------------------------------    ------------      -----------
Deferred income tax assets:
   Postretirement benefits other than pensions                         $     274.6       $    264.0
   Loss and credit carryforwards                                             278.0            150.0
   Other liabilities                                                         288.8            192.7
   Other                                                                     121.7            170.5
   Valuation allowances                                                     (861.8)          (652.7)
                                                                       ------------      -----------
     Total deferred income tax assets-net                                    101.3            124.5
                                                                       ------------      -----------

Deferred income tax liabilities:
   Property, plant, and equipment                                            (94.3)          (122.3)
   Other                                                                     (22.5)           (41.6)
                                                                       ------------      -----------
     Total deferred income tax liabilities                                  (116.8)          (163.9)
                                                                       ------------      -----------

Net deferred income tax assets (liabilities)(1)                        $     (15.5)      $    (39.4)
                                                                       ============      ===========

(1)  Net deferred income tax liabilities of $15.5 and $39.4 are included in the
     Consolidated Balance Sheets as of December 31, 2002 and 2001, respectively, in the caption entitled Long-term liabilities.

2002. For the year ended December 31, 2002, as a result of the Cases, the
Company did not recognize U.S. income tax benefits for the losses incurred from its domestic operations (including temporary differences) or any U.S. income tax benefits for foreign income taxes. Instead, the increases in federal and state deferred tax assets as a result of additional net operating losses and foreign tax credits generated in 2002 were fully offset by increases in valuation allowances.

2001 and 2000. Prior to 2001, the principal component of the Company's deferred income tax assets was the tax benefit associated with the accrued liability for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of that accrual will occur over a 30-to-40-year period. If such deductions were to create or increase a net operating loss, the
Company had the ability to carry forward such loss for 20 taxable years.
Accordingly, prior to the Cases, the Company believed that a long-term view of profitability was appropriate and had concluded that a substantial majority of the net deferred income tax asset would more likely than not be realized.

However, as a result of the Cases, the Company provided additional valuation allowances of $530.4 in 2001 of which $505.4 was recorded in Provision for income taxes in the accompanying statements of consolidated income (loss) and
$25.0 was recorded in Other comprehensive income (loss) in the accompanying consolidated balance sheet. The additional valuation allowances were provided as the Company no longer believed that the "more likely than not" recognition criteria were appropriate given a combination of factors including: (a) the expiration date of the loss and credit carryforwards; (b) the possibility that all or a substantial portion of the loss and credit carryforwards and tax bases of assets could be reduced to the extent of cancellation of indebtedness occurring as a part of a reorganization plan; (c) the possibility that all or a substantial portion of the loss and credit carryforwards could become limited if a change of ownership occurs as a result of the Debtors reorganization; and (d)
due to updated near-term expectations regarding near-term taxable income. The valuation allowances adjustment had no impact on the Company's or KACC's liquidity, operations or loan compliance and was not intended, in any way, to be indicative of their long-term prospects or ability to successfully reorganize.

Tax Attributes. At December 31, 2002, the Company had certain tax attributes available to offset regular federal income tax requirements, subject to certain limitations, including net operating loss and general business credit carryforwards of $297.7 and $.7, respectively, which expire periodically through
2022 and 2011, respectively, FTC carryforwards of $133.2, which expire primarily from 2004 through 2007, and alternative minimum tax ("AMT") credit carryforwards of $27.1, which have an indefinite life. The Company also has AMT net operating loss and FTC carryforwards of $212.4 and $139.6, respectively, available, subject to certain limitations, to offset future alternative minimum taxable income, which expire periodically through 2022 and 2007, respectively.

The Company and its domestic subsidiaries file consolidated federal income tax returns. During the period from October 28, 1988, through June 30, 1993, the
Company and its domestic subsidiaries were included in the consolidated federal income tax returns of MAXXAM. The tax allocation agreements of the Company and
KACC with MAXXAM terminated pursuant to their terms, effective for taxable periods beginning after June 30, 1993. Due to the resolution during the fourth quarter of 2002 of all remaining tax matters relating to the taxable periods covered by the tax allocation agreements, no further payments or refunds are required under such agreements.

See Note 12 concerning commitments and contingencies.

10.  EMPLOYEE BENEFIT AND INCENTIVE PLANS

Pension and Other Postretirement Benefit Plans. Retirement plans are generally non-contributory for salaried and hourly employees and generally provide for benefits based on formulas which consider such items as length of service and earnings during years of service. Through December 31, 2002, the Company's funding policies met or exceeded all regulatory requirements. However, as more fully discussed below, the Company failed to meet certain minimum funding requirements in early 2003. The Company does not currently intend to make any further contributions to its domestic retirement plans as it believes that virtually all of such amounts are pre-Filing Date obligations. As previously announced, the Company has met on several occasions with the PBGC, the government agency that guarantees annuity payments from defined pension plans, to discuss alternative solutions to the pension funding issue that would help the Company's emergence from bankruptcy. These options could include extended amortization periods for payments of unfunded liabilities or the potential termination of the plans.

The Company and its subsidiaries provide postretirement health care and life insurance benefits to eligible retired employees and their dependents.
Substantially all employees may become eligible for those benefits if they reach retirement age while still working for the Company or its subsidiaries. The
Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations. The Company reserves the right, subject to applicable collective bargaining agreements, to amend or terminate these benefits.

Assumptions used to value obligations at year-end and to determine the net periodic benefit cost in the subsequent year are:

                                                               Pension Benefits                  Medical/Life Benefits
                                                       ---------------------------------   --------------------------------
                                                             2002        2001       2000         2002       2001       2000
                                                       ---------- ----------- ----------   ---------- ---------- ----------

Weighted-average assumptions as of December 31,
Discount rate                                               6.75%       7.25%      7.75%        6.75%      7.25%      7.75%
Expected return on plan assets                              9.00%       9.50%      9.50%           -         -          -
Rate of compensation increase                               4.00%       4.00%      4.00%        4.00%      4.00%      4.00%

In 2002, the average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 8.5% for all participants. The assumed rate of increase is assumed to decline gradually to
5.0% in 2010 for all participants and remain at that level thereafter.

The following table presents the funded status of the Company's pension and other postretirement benefit plans as of December 31, 2002 and 2001, and the corresponding amounts that are included in the Company's Consolidated Balance
Sheets.

                                                               Pension Benefits                  Medical/Life Benefits
                                                       --------------------------------    --------------------------------
                                                                 2002              2001              2002              2001
                                                       --------------    --------------    --------------     -------------
Change in Benefit Obligation:
   Obligation at beginning of year                     $       915.6     $       871.4     $       868.2      $      658.2
   Service cost                                                 48.6              38.6              37.8              12.1
   Interest cost                                                62.0              63.6              56.2              48.7
   Currency exchange rate change                                (2.1)             (1.4)              -                -
   Plan participants contributions                               1.8               2.0               -                -
   Curtailments, settlements and amendments                    (87.2)               .3             (94.2)            (13.3)
   Actuarial (gain) loss                                        42.9              33.5             (22.4)            219.3
   Benefits paid                                               (68.2)            (92.4)            (55.5)            (56.8)
                                                       --------------    --------------    --------------     -------------
     Obligation at end of year                                 913.4             915.6             790.1             868.2
                                                       --------------    --------------    --------------     -------------

Change in Plan Assets:
   FMV of plan assets at beginning of year                     670.8             791.1               -                 -
   Actual return on assets                                     (57.0)            (48.5)              -                 -
   Currency exchange rate change                                (1.9)             (1.1)              -                -
   Employer contributions                                        9.8              21.7              55.5              56.8
   Benefits paid (including lump sum payments of $87.4
     in 2002)                                                 (155.6)            (92.4)            (55.5)            (56.8)
                                                       --------------    --------------    --------------     -------------
   FMV of plan assets at end of year                           466.1             670.8               -                 -
                                                       --------------    --------------    --------------     -------------

   Obligation in excess of plan assets                         447.3             244.8             790.1             868.2
   Unrecognized net actuarial loss                            (257.7)           (128.4)           (205.3)           (240.5)
   Unrecognized prior service costs                            (36.9)            (39.9)            147.7              76.5
   Adjustment required to recognize minimum liability          242.1             105.5               -                 -
   Intangible asset and other                                   36.8              40.3               -                 -
                                                       --------------    --------------    --------------     -------------
     Accrued benefit liability                         $       431.6     $       222.3     $       732.5      $      704.2
                                                       ==============    ==============    ==============     =============

(1)  The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligation in excess of plan assets were $854.7 and $424.6, respectively, as of December 31, 2002 and
     $856.1 and $634.7, respectively, as of December 31, 2001.

The assets of the Company-sponsored pension plans, like numerous other companies' plans, are, to a substantial degree, invested in the capital markets and managed by a third party. Given: (1) the performance of the stock market during 2002 and the resulting declines in the value of the assets held by the
Company's pension plans and (2) the declining interests rates, which cause the discounted value of the projected liabilities to increase, the Company was required to reflect an increase in its additional minimum pension liabilities of
$133.1 in its December 31, 2002 balance sheet. Similar circumstances had resulted in a $64.5 (net of income tax benefit of $38.0) increase in additional minimum pension liabilities in its December 31, 2001 balance sheet. Minimum pension liability adjustments are non-cash adjustments that are reflected as an increase in pension liability and an offsetting charge to stockholders' equity through Other comprehensive income (rather than Net income). Additionally, 2003 operating results are expected to be adversely impacted by higher pension costs resulting from the decline in the value of the pension plans' assets and increased liabilities due to lower interest rates, restructuring activities and the incurrence of additional full early retirement obligations in respect of
KACC's Washington smelters.

                                                              Pension Benefits(1)              Medical/Life Benefits(2)
                                                       ---------------------------------   --------------------------------
                                                             2002        2001       2000         2002       2001       2000
                                                       ---------- ----------- ----------   ---------- ---------- ----------
Components of Net Periodic Benefit Costs:
   Service cost                                        $    47.9  $     38.6  $    20.6    $    37.8  $    12.1  $     5.3
   Interest cost                                            62.0        63.6       63.4         56.2       48.7       45.0
   Expected return on assets                               (58.0)      (70.9)     (80.8)           -          -          -
   Amortization of prior service cost                        3.8         5.5        3.9        (23.0)     (15.1)     (12.8)
   Recognized net actuarial (gain) loss                      6.5         (.5)      (1.9)        11.8          -          -
                                                       ---------- ----------- ----------   ---------- ---------- ----------
   Net periodic benefit cost                                62.2        36.3        5.2         82.8       45.7       37.5
   Curtailments, settlements, etc.                          26.4          -          .1            -          -          -
                                                       ---------- ----------- ----------   ---------- ---------- ----------
     Adjusted net periodic benefit costs(1)            $    88.6  $     36.3  $     5.3    $    82.8  $    45.7  $    37.5
                                                       ========== =========== ==========   ========== ========== ==========

(1)  Approximately $60.9 of the $88.6 adjusted net periodic benefit costs in
     2002, $24.5 of the $36.3 adjusted net periodic benefit costs in 2001 and
     $6.1 of the $5.3 adjusted net periodic benefit costs in 2000 related to pension benefit accruals that were provided in respect of non-recurring items and/or restructuring activities (see Note 3 and 6).
(2)  Approximately $30.7 of the $82.8 adjusted net periodic benefit costs in
     2002 related to medical/life benefit accruals that were provided in respect of non-recurring restructuring activities (see Notes 3 and 6).

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                             1% Increase        1% Decrease
                                                                           -------------      -------------

Increase (decrease) to total of service and interest cost                  $        8.6       $       (6.3)
Increase (decrease) to the postretirement benefit obligation                       86.4              (61.5)

Changes Impacting Existing Plans. The foregoing medical benefit liability and cost data reflects the fact that in February 2002, KACC notified its salaried retirees that, given the significant escalation in medical costs and the increased burden it was creating, KACC was going to require such retirees to fund a portion of their medical costs beginning May 1, 2002. The impact of such charges reduced the estimated cash payments by the Company by approximately
$10.0 per year. The financial statement benefits of this change will, however, be reflected over the remaining employment period of the Company's employees in accordance with generally accepted accounting principles.

During 2002, approximately 230 salaried employees retired. These retirements resulted in lump sum payments which triggered a special provision under the
Employee Retirement Income Security Act ("ERISA") that required the Company to make a $17.0 accelerated contribution to its salaried employee pension plan on
January 15, 2003. However, because substantially all of the amount would have been classified as a pre-Filing Date obligation requiring Court approval before payment and represented a small portion of the legacy liabilities that must be addressed in the Company's reorganization, the Company did not make the payment.
Since the Company did not make the payment, it is no longer in compliance with
ERISA's minimum funding requirements and, in turn, is prohibited by ERISA from making lump-sum distributions from the salaried employee pension plan to employees who retire after December 31, 2002.

Special Charges in 2002. During 2002, the Company's Corporate segment recorded charges of $24.1 ($9.5 in the fourth quarter - included in Corporate selling, administrative, research and development, and general expense), for additional pension expense. The charges were recorded because:

     (1) The lump sum payments from the assets of KACC's salaried employee pension plan exceeded a stipulated level prescribed by GAAP.
         Accordingly, a partial "settlement," as defined by GAAP, was deemed to have occurred. Under GAAP, if a partial "settlement" occurs, a charge must be recorded for a portion of any unrecognized net actuarial losses not reflected in the consolidated balance sheet. The portion of the total unrecognized actuarial losses of the plan ($75.0 at December 31,
         2001) that had to be recorded as a charge was the relative percentage of the total projected benefit obligation of the plan ($300.0 at
         December 31, 2001) settled by the lump sum payments totaling $75.0 in
         2002; and

     (2) During the first quarter of 2002, KACC also paid $4.2 into a trust fund in respect of certain obligations attributable to certain non-qualified pension benefits under management compensation agreements. These payments also represented a "settlement" and resulted in a charge of
         $4.2.

In addition to the foregoing, during the fourth quarter of 2002, the Primary aluminum segment reflected approximately $58.8 of charges for pension, postretirement medical benefits and related obligations in respect of the indefinite curtailment of the Mead facility. This amount consisted of approximately $29.0 of incremental pension charges and $29.8 of incremental postretirement medical and related charges.

Postemployment Benefits. The Company provides certain benefits to former or inactive employees after employment but before retirement.

Restricted Common Stock. The Company has a restricted stock plan, which is one of its stock incentive compensation plans, for its officers and other employees.
During January 2002, approximately 95,000 restricted shares of the Company's
Common Stock were issued to officers and other employees. The fair value of the restricted shares issued is being amortized to expense over the terms of the applicable restriction periods. The restricted shares issued in 2001 included an exchange with certain employees who held stock options to purchase the Company's
Common Stock whereby a total of approximately 3,617,000 options were exchanged
(on a fair value basis) for approximately 1,086,000 restricted shares. During
2002, approximately 406,000 of the restricted shares, all of which had not been vested, were cancelled, including approximately 338,000 restricted shares that were voluntarily forfeited by certain employees.

Incentive Plans. The Company has an unfunded incentive compensation program, which provides incentive compensation based on performance against annual plans and over rolling three-year periods. In addition, the Company has a
"nonqualified" stock option plan and KACC has a defined contribution plan for salaried employees which provides for matching contributions by the Company at the discretion of the board of directors. Given the challenging business environment encountered during 2002 and the disappointing results of operations for the year, only modest incentive payments were made and no matching contribution awarded in respect of 2002. The Company's expense for all of these plans was $1.0, $4.5 and $5.7 for the years ended December 31, 2002, 2001 and
2000, respectively.

Up to 8,000,000 shares of the Company's Common Stock were initially reserved for issuance under its stock incentive compensation plans. At December 31, 2002,
3,295,156 shares of Common Stock remained available for issuance under those plans. Stock options granted pursuant to the Company's nonqualified stock option program are to be granted at or above the prevailing market price, generally vest at a rate of 20 - 33% per year, and have a five or ten year term.
Information concerning nonqualified stock option plan activity is shown below.
The weighted average price per share for each year is shown parenthetically.

                                                                                     2002              2001            2000
------------------------------------------------------------------------    -------------    --------------   -------------

Outstanding at beginning of year ($8.37, $10.24 and $10.24,
   respectively)                                                               1,560,707         4,375,947       4,239,210
Granted ($2.89 and $10.23 in 2001 and 2000, respectively)                            -             874,280         757,335
Expired or forfeited ($5.71, $10.39 and $11.08, respectively)                   (105,846)       (3,689,520)       (620,598)
                                                                            -------------    --------------   -------------

Outstanding at end of year ($5.63, $8.37 and $10.24, respectively)             1,454,861         1,560,707       4,375,947
                                                                            =============    ==============   =============

Exercisable at end of year ($6.84, $9.09 and $10.18, respectively)               987,306           695,183       2,380,491
                                                                            =============    ==============   =============

Options exercisable at December 31, 2002 had exercisable prices ranging from
$1.72 to $12.75 and a weighted average remaining contractual life of 3.8 years.
Given that the average sales price of the Company's Common Stock is currently in the $.05 per share range, the Company believes it is unlikely any of the stock options will be exercised. Further, as a part of a plan of reorganization, it is possible that the interests of the holders of outstanding options could be diluted or cancelled.

11.  MINORITY INTERESTS

Minority Interests in Consolidated Affiliates. The Company owns a 90% interest in Volta Aluminium Company Limited ("Valco") and a 65% interest in Alpart. These companies' financial statements are fully consolidated into the Company's consolidated financial statements because they are majority-owned.

KACC Preference Stock. KACC has four series of $100 par value Cumulative
Convertible Preference Stock ("$100 Preference Stock") outstanding with annual dividend requirements of between 4 1/8% and 4 3/4% included in "Other" in 2000 in the table above. KACC has the option to redeem the $100 Preference Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock. By its terms, the $100 Preference Stock can be exchanged for per share cash amounts between $69 - $80. KACC records the $100
Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31,
2002 and 2001, outstanding shares of $100 Preference Stock were 8,669 and 8,969, respectively. In accordance with the Code and DIP Facility, KACC is not permitted to repurchase any of its stock. Further, as a part of a plan of reorganization, it is likely that the interests of the holders of the $100
Preference Stock will be diluted or cancelled.

In 1985, KACC issued certain of its Redeemable Preference Stock with a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. In connection with the USWA settlement agreement in
September 2000, KACC redeemed all of the remaining Redeemable Preference Stock
(350,872 shares outstanding at December 31, 2000) during March 2001. The net cash impact of the redemption on KACC was only approximately $5.5 because approximately $12.0 of the total redemption amount of $17.5 had previously been funded into redemption funds.

12.  COMMITMENTS AND CONTINGENCIES

Impact of Reorganization Proceedings. During the pendency of the Cases, substantially all pending litigation, except certain environmental claims and litigation, against the Debtors is stayed. Generally, claims against a Debtor arising from actions or omissions prior to its Filing Date will be settled in connection with the plan of reorganization.

Commitments. KACC has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 13), letters of credit, and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations are scheduled to expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs, and certain other costs of QAL. KACC's share of the aggregate minimum amount of required future principal payments at December 31, 2002, is $49.0 which matures as follows: $32.0 in 2003 and $17.0 in 2006. During July 2002,
KACC made payments of approximately $29.5 to QAL to fund KACC's share of QAL's scheduled debt maturities. KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $95.0 -
$103.0 over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

Minimum rental commitments under operating leases at December 31, 2002, are as follows: years ending December 31, 2003 - $15.2; 2004 - $6.2; 2005 - $5.4; 2006
- $3.1; 2007 - $2.4; thereafter - $3.7. Pursuant to the Code, the Debtors may elect to reject or assume unexpired pre-petition leases. At this time, no decisions have been made as to which significant leases will be accepted or rejected (see Note 1).

Rental expenses were $38.3, $41.0 and $42.5, for the years ended December 31,
2002, 2001 and 2000, respectively.

KACC has a long-term liability, net of estimated subleases income (included in
Long-term liabilities), on the Kaiser Center office complex in Oakland,
California, in which KACC has not maintained offices for a number of years, but for which it is responsible for lease payments as master tenant through 2008 under a sale-and-leaseback agreement. During 2000, KACC reduced its net lease obligation by $17.0 (see Note 2) to reflect new third-party sublease agreements which resulted in occupancy and lease rates above those previously projected. In
October 2002, the Company entered into a contract to sell its interests in the office complex. As the contract amount was less than the asset's net carrying value (included in Other assets), the Company recorded a non-cash impairment charge in 2002 of approximately $20.0 (which amount was reflected in
Non-recurring operating charges (benefits), net - see Note 6). The sale was approved by the Court in February 2003 and closed in March 2003. Net cash proceeds were approximately $61.0.

Environmental Contingencies. The Company and KACC are subject to a number of environmental laws, to fines or penalties assessed for alleged breaches of the environmental laws, and to claims and litigation based upon such laws. KACC currently is subject to a number of claims under the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended by the Superfund
Amendments Reauthorization Act of 1986 ("CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under
CERCLA.

Based on the Company's evaluation of these and other environmental matters, the
Company has established environmental accruals, primarily related to potential solid waste disposal and soil and groundwater remediation matters. During the year ended December 31, 2001, KACC's ongoing assessment process resulted in KACC recording charges of $13.5 included in Other income (expense) - see Note 2) to increase its environmental accrual. Additionally, KACC's environmental accruals were increased during the year ended December 31, 2001, by approximately $6.0 in connection with purchase of certain property. The following table presents the changes in such accruals, which are primarily included in Long-term liabilities, for the years ended December 31, 2002, 2001 and 2000:

                                                         2002        2001       2000
----------------------------------------------        -------     -------    -------

Balance at beginning of period                        $ 61.2      $ 46.1     $ 48.9
Additional accruals                                      1.5        23.1        2.6
Less expenditures                                       (3.6)       (8.0)      (5.4)
                                                      -------     -------    -------

Balance at end of period(1)                           $ 59.1      $ 61.2     $ 46.1
                                                      =======     =======    =======

(1)  As of December 31, 2002, $21.7 of the environmental accrual was included in
     Liabilities subject to compromise (see Note 1) and the balance was included in Long-term liabilities. As of December 31, 2001 and 2000, the environmental accrual was primarily included in Long-term liabilities.

These environmental accruals represent the Company's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and the Company's assessment of the likely remediation action to be taken. The Company expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $.6 to $12.3 for the years 2003 through 2007 and an aggregate of approximately $33.3 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. The Company believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $30.0. As the resolution of these matters is subject to further regulatory review and approval, no specific assurance can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, the Company is currently working to resolve certain of these matters.

The Company believes that KACC has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. However, no amounts have been accrued in the financial statements with respect to such potential recoveries.

While uncertainties are inherent in the final outcome of these environmental matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

Asbestos Contingencies. KACC has been one of many defendants in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not sold for more than 20 years. The lawsuits are currently stayed by the Cases.

The following table presents the changes in number of such claims pending for the years ended December 31, 2002 (through the initial Filing Date), 2001 and
2000.

                                                                                  January 1, 2002          Year Ended
                                                                                          through         December 31,
                                                                                     February 12,    ----------------------
                                                                                             2002         2001         2000
--------------------------------------------------------------------------    -------------------    ---------     --------
Number of claims at beginning of period                                                  112,800      110,800       100,000
Claims received                                                                            5,300       34,000        30,600
Claims settled or dismissed                                                               (6,100)     (32,000)      (19,800)
                                                                              -------------------    ---------     --------
Number of claims at end of period                                                        112,000      112,800       110,800
                                                                              ===================    =========     ========

Due to the Cases, holders of asbestos claims are stayed from continuing to prosecute pending litigation and from commencing new lawsuits against the
Debtors. However, during the pendency of the Cases, KACC expects additional asbestos claims will be filed as part of the claims process. A separate creditors' committee representing the interests of the asbestos claimants has been appointed. The Debtors' obligations with respect to present and future asbestos claims will be resolved pursuant to a plan of reorganization.

The Company maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed through 2011. At
December 31, 2002, the balance of such accrual was $610.1, all of which was included in Liabilities subject to compromise (see Note 1). The Company's estimate is based on the Company's view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of Wharton Levin Ehrmantraut & Klein,
P.A., with respect to the current state of the law related to asbestos claims.
However, there are inherent uncertainties involved in estimating asbestos-related costs and the Company's actual costs could exceed the Company's estimates due to changes in facts and circumstances after the date of each estimate. Further, while the Company does not presently believe there is a reasonable basis for estimating asbestos-related costs beyond 2011 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2011, the Company expects that the plan of reorganization process may require an estimation of KACC's entire asbestos-related liability, which may go beyond 2011, and that such costs could be substantial.

The Company believes that KACC has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although the Company has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements and disputes with carriers exist. The timing and amount of future recoveries from these insurance carriers will depend on the pendency of the Cases and on the resolution of any disputes regarding coverage under the applicable insurance policies. The Company believes that substantial recoveries from the insurance carriers are probable and additional amounts may be recoverable in the future if additional claims are added. The Company reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of Heller Ehrman White & McAuliffe LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies. During 2000, KACC filed suit in San Francisco
Superior Court against a group of its insurers, which suit was thereafter split into two related actions. Additional insurers were added to the litigation in
2000 and 2002. During October 2001, the court ruled favorably on a number of policy interpretation issues, one of which was affirmed in February 2002 by an intermediate appellate court in response to a petition from the insurers. The rulings did not result in any changes to the Company's estimates of its current or future asbestos-related insurance recoveries. The trial court is scheduled to decide certain policy interpretation issues in Spring 2003 and may hear additional issues from time to time. Given the expected significance of probable future asbestos-related payments, the receipt of timely and appropriate payments from its insurers is critical to a successful plan of reorganization and KACC's long-term liquidity.

The following tables present historical information regarding KACC's asbestos-related balances and cash flows:

                                                                              December 31,
                                                                    --------------------------------
                                                                              2002              2001
--------------------------------------------------------------      --------------    --------------
Liability (current portion of $130.0 in 2001)                       $       610.1     $       621.3
Receivable (included in Other assets)(1)                                    484.0             501.2
                                                                    --------------    --------------

                                                                    $       126.1     $       120.1
                                                                    ==============    ==============

(1)  The asbestos-related receivable was determined on the same basis as the asbestos-related cost accrual. However, no assurances can be given that
     KACC will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed KACC's aggregate insurance coverage. As of December 31, 2002 and 2001, $24.7 and $33.0, respectively, of the receivable amounts relate to costs paid. The remaining receivable amounts relate to costs that are expected to be paid by KACC in the future.

                                                                         Year Ended December 31,                  Inception
                                                               -------------------------------------------
                                                                       2002          2001             2000          To Date
                                                               ------------  ------------    -------------  ---------------
Payments made, including related legal costs                   $      17.1   $     118.1     $       99.5   $        355.7
Insurance recoveries                                                  23.3          90.3             62.8            244.9
                                                               ------------  ------------    -------------  ---------------
                                                               $      (6.2)  $      27.8     $       36.7   $        110.8
                                                               ============  ============    =============  ===============

During the pendency of the Cases, all asbestos litigation is stayed. As a result, the Company does not expect to make any asbestos payments in the near term. Despite the Cases, the Company continues to pursue insurance collections in respect of asbestos-related amounts paid prior to its Filing Date.

Management continues to monitor claims activity, the status of lawsuits
(including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the
Company's underlying assumptions. This process resulted in the Company reflecting charges of $57.2 and $43.0 (included in Other income(expense) - see
Note 2) in the years ended December 31, 2001 and 2000, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by KACC and other companies. Additional asbestos-related claims are likely to be asserted as a part of the Chapter 11 process. Management cannot reasonably predict the ultimate number of such claims or the amount of the associated liability. However, it is likely that such amounts could exceed, perhaps significantly, the liability amounts reflected in the Company's consolidated financial statements, which (as previously stated) is only reflective of an estimate of claims through 2011. KACC's obligations in respect of the currently pending and future asbestos-related claims will ultimately be determined (and resolved) as a part of the overall Chapter 11 proceedings. It is anticipated that resolution of these matters will be a lengthy process. Management will continue to periodically reassess its asbestos-related liabilities and estimated insurance recoveries as the Cases proceed. However, absent unanticipated developments such as asbestos-related legislation, material developments in other asbestos-related proceedings or in the Company's or KACC's Chapter 11 proceedings, it is not anticipated that the
Company will have sufficient information to reevaluate its asbestos-related obligations and estimated insurance recoveries until much later in the Cases.
Any adjustments ultimately deemed to be required as a result of the reevaluation of KACC's asbestos-related liabilities or estimated insurance recoveries could have a material impact on the Company's future financial statements.

Labor Matters. In connection with the USWA strike and subsequent lock-out by
KACC, which was settled in September 2000, certain allegations of unfair labor practices ("ULPs") were filed with the National Labor Relations Board ("NLRB")
by the USWA. As previously disclosed, KACC has responded to all such allegations and believes that they were without merit. Twenty-two of twenty-four allegations of ULPs previously brought against KACC by the USWA have been dismissed. A trial before an administrative law judge for the two remaining allegations concluded in September 2001. In May 2002, the administrative law judge ruled against KACC in respect of the two remaining ULP allegations and recommended that the NLRB award back wages, plus interest, less any earnings of the workers during the period of the lockout. The administrative law judge's ruling did not contain any specific amount of proposed award and is not self-executing. The USWA has filed a proof of claim for $240.0 in the Cases in respect of this matter. The NLRB also filed a proof of claim in respect of this matter. The NLRB claim was for
$117.0, including interest of approximately $18.0. Depending on the ultimate amount of any interest due and amount of offsetting employee earnings and other factors, if the USWA ultimately were to prevail it is possible that the amount of the award could exceed $100.0. It is also possible that the Company may ultimately prevail on appeal and that no loss will occur.

The Company continues to believe that the allegations are without merit and will vigorously defend its position. KACC has appealed the ruling of the administrative law judge to the full NLRB. The general counsel of NLRB and the
USWA have cross-appealed. Any outcome from the NLRB appeal would be subject to additional appeals in a United States Circuit Court of Appeals by the general counsel of the NLRB, the USWA or KACC. This process could take several years.
Because the Company believes that it may prevail in the appeals process, the
Company has not recognized a charge in response to the adverse ruling. However, it is possible that, if the Company's appeal(s) are not ultimately successful, a charge in respect of this matter may be required in one or more future periods and the amount of such charge(s) could be significant.

This matter is not currently stayed by the Cases. However, as previously stated, seeing this matter to its ultimate outcome could take several years. Further, any amounts ultimately determined by a court to be payable in this matter will be dealt with in the overall context of the Debtors' plan of reorganization and will be subject to compromise. Accordingly, any payments that may ultimately be required in respect of this matter would only be paid upon or after the
Company's emergence from the Cases.

Dispute with MAXXAM. In March 2002, MAXXAM filed a declaratory action with the
Court asking the Court to find that it had no further obligations to Debtors under certain tax allocation agreements discussed in Note 9. At December 31,
2001, the Company had a receivable from MAXXAM of $35.0 (included in Other
Assets) outstanding under the tax allocation agreement in respect to various tax contingencies in an equal amount (reflected in Long-term liabilities). As this matter to which the MAXXAM receivable has now been resolved with no amounts coming due from MAXXAM, both the receivable and the equal and offsetting payable were reversed in December 2002. The resolution between MAXXAM and KACC was approved by the Court in February 2003.

Other Contingencies. The Company or KACC is involved in various other claims, lawsuits, and other proceedings relating to a wide variety of matters related to past or present operations. While uncertainties are inherent in the final outcome of such matters, and it is presently impossible to determine the actual costs that ultimately may be incurred, management currently believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

13.   DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

In conducting its business, KACC uses various instruments, including forward contracts and options, to manage the risks arising from fluctuations in aluminum prices, energy prices and exchange rates. KACC enters into hedging transactions from time to time to limit its exposure resulting from (1) its anticipated sales of alumina, primary aluminum, and fabricated aluminum products, net of expected purchase costs for items that fluctuate with aluminum prices, (2) the energy price risk from fluctuating prices for natural gas, fuel oil and diesel oil used in its production process, and (3) foreign currency requirements with respect to its cash commitments with foreign subsidiaries and affiliates. As KACC's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in the hedging activities (except the impact of those contracts discussed below which have been marked to market) generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged.

2002. Because the agreements underlying KACC's hedging positions provided that the counterparties to the hedging contracts could liquidate KACC's hedging positions if KACC filed for reorganization, KACC chose to liquidate these positions in advance of the Filing Date. Proceeds from the liquidation totaled approximately $42.2. A net gain of $23.3 associated with these liquidated positions was deferred and is being recognized over the period during which the underlying transactions to which the hedges related are expected to occur. The net gain upon liquidation consisted of: gains of $30.2 for aluminum contracts and losses of $5.0 for Australian dollars and $1.9 for energy contracts. As of
December 31, 2002, the remaining unamortized amount was approximately a net loss of $1.3.

During December 2002 and the first quarter of 2003, the Company entered into hedging transactions (included in Prepaid expenses and other current assets)
with respect to a portion of its 2003 fuel oil requirements. As of January 31,
2003, KACC held option contracts which cap the price that KACC would have to pay for 1.8 million barrels of fuel oil in 2003. This amount of fuel oil represents substantially all of KACC's exposure to fuel oil requirements in the second half of 2003 and 40% of KACC's exposure to fuel oil requirements in the first half of
2003. The carrying/market value of the option contracts was $.9 at December 31,
2002.

The Company anticipates that, subject to prevailing economic conditions, it may enter into additional hedging transactions with respect to primary aluminum prices, natural gas and fuel oil prices and foreign currency values to protect the interests of its constituents. However, no assurance can be given as to when or if the Company will enter into such additional hedging activities.

As of December 31, 2002, KACC had sold forward substantially all of the alumina available to it in excess of its projected internal smelting requirements for
2003 and 2004, respectively, at prices indexed to future prices of primary aluminum.

2001 and 2000. During the first quarter of 2001, the Company recorded a mark-to-market benefit of $6.8 (included in Other income (expense)) related to the application of SFAS No. 133. However, starting in the second quarter of
2001, the income statement impact of mark-to-market changes was essentially eliminated as unrealized gains or losses resulting from changes in the value of these hedges began being recorded in Other comprehensive income (see Note 2)
based on changes in SFAS No. 133 enacted in April 2001.

During late 1999 and early 2000, KACC entered into certain aluminum contracts with a counterparty. While the Company believed that the transactions were consistent with its stated hedging objectives, these positions did not qualify for treatment as a "hedge" under accounting guidelines. Accordingly, the positions were marked-to-market each period. A recap of mark-to-market pre-tax gains (losses) for these positions, together with the amount discussed in the paragraph above, is provided in Note 2. During the fourth quarter of 2001, KACC liquidated all of the remaining positions. This resulted in the recognition of approximately $3.3 of additional mark-to-market income during 2001.

14.  KEY EMPLOYEE RETENTION PROGRAM

In June 2002, the Company adopted a key employee retention program (the "KERP"), which was approved by the Court in September 2002. The KERP is a comprehensive program that is designed to provide financial incentives sufficient to retain certain key employees during the Cases. The KERP includes six key elements: a retention plan, a severance plan, a change in control plan, a completion incentive plan, the continuation for certain participants of an existing supplemental employee retirement plan ("SERP") and a long-term incentive plan.
The retention plan is expected to have a total cost of up to approximately $7.3 per year. The total cost of the KERP will vary depending on the level of continuing participation in each period. Under the KERP, retention payments commenced in September 2002 and will be paid every six months through March 31,
2004, except that 50% of the amounts payable to certain senior officers will be withheld until the Debtors emerge from the Cases or as otherwise agreed pursuant to the KERP. The severance and change in control plans, which are similar to the provisions of previous arrangements that existed for certain key employees, generally provide for severance payments of between six months and three years of salary and certain benefits, depending on the facts and circumstances and the level of employee involved. The completion incentive plan generally provides for payments of up to an aggregate of approximately $1.2 to certain senior officers provided that the Debtors emerge from the Cases in 30 months or less from the initial Filing Date. If the Debtors emerge from the Cases after 30 months from the initial Filing Date, the amount of the payments will be reduced accordingly.
The SERP generally provides additional non-qualified pension benefits for certain active employees at the time that the KERP was approved, who would suffer a loss of benefits based on Internal Revenue Code limitations, so long as such employees are not subsequently terminated for cause or voluntarily terminate prior to reaching their retirement age. The long-term incentive plan generally provides for incentive awards to key employees based on an annual cost reduction target. Payment of such awards generally will be made: (a) 50% when the Debtors emerge from the Cases and (b) 50% one year from the date the Debtors emerge from the Cases. During 2002, the Company has recorded charges of $5.1, of which $1.5 were recorded in the fourth quarter of 2002 (included in Selling, administrative, research and development, and general), related to the KERP.

15.  SUBSEQUENT EVENTS

In January 2003, the Court approved the sale of the Tacoma facility to the Port of Tacoma (the "Port") for $12.1 and the assumption by the Port of all environmental remediation obligations. The sale closed in February 2003. An additional $4.0 of proceeds are being held in escrow pending the resolution of certain environmental and other issues.

In accordance with Statement of Financial Accounting Standards No. 144,
Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"),
the operations of the Tacoma facility will be reported in discontinued
operations in the Company's future financial statements. Income statement information for the Tacoma facility for the years ended December 31, 2002, 2001 and 2000 were as follows:

                                                               (Unaudited)
                                                       ----------------------------
                                                 2002          2001            2000
-------------------------------------   -------------  ------------  --------------
Net sales                               $         .1   $      33.3   $       106.6
Operating loss                                  (5.8)        (26.5)          (48.4)
Loss before income tax benefit                  (5.8)        (26.4)          (48.4)

During January 2003, as a result of reduced power availability from the Volta
River Authority ("VRA"), the Company's 90% owned Volta Aluminum Company Limited
("Valco") curtailed two of its three operating potlines. In connection with such curtailments, $5.5 of end-of-service benefits were paid resulting in a $3.2 charge to earnings in January 2003. Additional curtailments and end-of-service payments and charges are possible.

During March 2003, the Company paid approximately $22.0 in settlement of certain foreign tax matters in respect of a number of prior periods. Also, as more fully discussed in Note 12, during March 2003, the Company completed the sale of its interests in an office building complex in Oakland, California, netting approximately $61.0 in sale proceeds.

16.  SEGMENT AND GEOGRAPHICAL AREA INFORMATION

The Company's operations are located in many foreign countries, including
Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products.

The Company's operations are organized and managed by product type. The Company operations include four operating segments of the aluminum industry and its commodities marketing and corporate segments. The aluminum industry segments include: Alumina and bauxite, Primary aluminum, Flat-rolled products and
Engineered products. The Alumina and bauxite business unit's principal products are smelter grade alumina and chemical grade alumina hydrate, a value-added product, for which the Company receives a premium over smelter grade market prices. The Primary aluminum business unit produces commodity grade products as well as value-added products such as rod and billet, for which the Company receives a premium over normal commodity market prices. The Flat-rolled products group sells value-added products such as heat treat aluminum sheet and plate which are used in the aerospace and general engineering markets. The Engineered products business unit serves a wide range of industrial segments including the automotive, distribution, aerospace and general engineering markets. The Company uses a portion of its bauxite, alumina and primary aluminum production for additional processing at its downstream facilities. Transfers between business units are made at estimated market prices. The Commodities marketing segment includes the results of KACC's alumina and aluminum hedging activities (see Note
13). The accounting policies of the segments are the same as those described in
Note 2. Business unit results are evaluated internally by management before any allocation of corporate overhead and without any charge for income taxes, interest expense or non-recurring charges.

Financial information by operating segment at December 31, 2001, 2000 and 1999 is as follows:

                                                                              Year Ended December 31,
                                                                     -----------------------------------------
                                                                            2002           2001           2000
--------------------------------------------------------------       -----------    -----------    -----------
Net Sales:
   Bauxite and Alumina:
     Net sales to unaffiliated customers                             $    458.1     $    508.3     $    442.2
     Intersegment sales                                                    58.6           77.9          148.3
                                                                     -----------    -----------    -----------
                                                                          516.7          586.2          590.5
                                                                     -----------    -----------    -----------
   Primary Aluminum:(1)
     Net sales to unaffiliated customers                                  265.3          358.9          563.7
     Intersegment sales                                                     2.5            3.8          242.3
                                                                     -----------    -----------    -----------
                                                                          267.8          362.7          806.0
                                                                     -----------    -----------    -----------
   Flat-Rolled Products                                                   183.6          308.0          521.0
   Engineered Products                                                    425.0          429.5          564.9
   Commodities Marketing(2)                                                39.1           22.9          (25.4)
   Minority Interests                                                      98.5          105.1          103.4
   Eliminations                                                           (61.1)         (81.7)        (390.6)
                                                                     -----------    -----------    -----------
                                                                     $  1,469.6     $  1,732.7     $  2,169.8
                                                                     ===========    ===========    ===========
Equity in income (loss) of unconsolidated affiliates:
   Bauxite and Alumina                                               $     10.4     $     (2.3)    $     (8.4)
   Primary Aluminum                                                         3.6            4.0            3.6
                                                                     -----------    -----------    -----------
                                                                     $     14.0     $      1.7     $     (4.8)
                                                                     ===========    ===========    ===========
Operating income (loss):
   Bauxite and Alumina(3)                                            $    (48.5)    $    (46.9)    $     57.2
   Primary Aluminum(4)                                                    (23.1)           5.1          100.1
   Flat-Rolled Products(4)(5)                                             (30.7)            .4           16.6
   Engineered Products(4)(5)                                                8.5            4.6           34.1
   Commodities Marketing                                                   36.2            5.6          (48.7)
   Eliminations                                                             1.7            1.0             .1
   Corporate and Other(6)                                                 (98.9)         (68.5)         (61.4)
   Non-Recurring Operating (Charges) Benefits, Net - Note 6              (251.2)         163.6           41.3
                                                                     -----------    -----------    -----------
                                                                     $   (406.0)    $     64.9     $    139.3
                                                                     ===========    ===========    ===========

(1)  Beginning in the first quarter of 2001, as a result of the continuing curtailment of KACC's Northwest smelters, the Flat-rolled products business unit began purchasing its own primary aluminum rather than relying on the
     Primary aluminum business unit to supply its aluminum requirements through production or third party purchases. The Engineered products business unit was already responsible for purchasing the majority of its primary aluminum requirements.
(2)  Net sales in 2002 primarily represent partial recognition of deferred gains from hedges closed prior to the commencement of the Cases (see Note 13).
     Net sales in 2001 and 2000 represent net settlements with counterparties for maturing derivative positions.
(3)  Operating results for 2002 include $4.4 of charges resulting from an increase in the allowance for doubtful receivables and a LIFO inventory charge of $.5. Operating results for 2001 include abnormal Gramercy-related start-up and litigation costs, net of business interruption-related insurance accruals, of $34.8 and a LIFO inventory charge of $3.7.
(4)  Operating results for 2002 include LIFO inventory charges of: Primary
     Aluminum - $2.1, Flat-Rolled Products - $2.0 and Engineered Products -
     $1.5.
(5)  Operating results for 2001 include LIFO inventory charges of: Flat-Rolled
     Products - $3.0 and Engineered Products - $1.5.
(6)  Operating results for 2002 include special pension charges of $24.1 and key employee retention program charges of $5.1.

                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                                 2002           2001           2000
---------------------------------------------------       -----------    -----------    -----------
Depreciation and amortization:
   Bauxite and Alumina                                    $     39.2     $     37.8     $     22.2
   Primary Aluminum                                             21.6           21.6           24.8
   Flat-Rolled Products                                         15.0           16.9           16.7
   Engineered Products                                          12.0           12.8           11.5
   Corporate and Other                                           3.7            1.1            1.7
                                                          -----------    -----------    -----------
                                                          $     91.5     $     90.2     $     76.9
                                                          ===========    ===========    ===========
Capital expenditures:
   Bauxite and Alumina                                    $     28.3     $    117.8     $    254.6
   Primary Aluminum                                              8.4            8.7            9.6
   Flat-Rolled Products                                          5.1            1.5            7.6
   Engineered Products                                           5.1           19.9           23.6
   Corporate and Other                                            .7             .8            1.1
                                                          -----------    -----------    -----------
                                                          $     47.6     $    148.7     $    296.5
                                                          ===========    ===========    ===========

                                                                                 December 31,
                                                                       --------------------------------
                                                                                 2002              2001
-------------------------------------------------------------------    --------------    --------------
Investments in and advances to unconsolidated affiliates:
   Bauxite and Alumina                                                 $        54.3     $        43.9
   Primary Aluminum                                                             15.1              18.8
   Corporate and Other                                                            .3                .3
                                                                       --------------    --------------

                                                                       $        69.7     $        63.0
                                                                       ==============    ==============
Segment assets:
   Bauxite and Alumina                                                 $       887.1     $       922.5
   Primary Aluminum - Note 5                                                   271.0             467.0
   Flat-Rolled Products                                                        202.0             261.5
   Engineered Products                                                         222.9             233.8
   Commodities Marketing                                                        (3.3)             48.4
   Corporate and Other                                                         645.7             810.5
                                                                       --------------    --------------

                                                                       $     2,225.4     $     2,743.7
                                                                       ==============    ==============

Geographical information for net sales, based on country of origin, and long-lived assets follows:

                                                                        Year Ended December 31,
                                                             ---------------------------------------------
                                                                     2002             2001            2000
--------------------------------------------------------     ------------    -------------    ------------
Net sales to unaffiliated customers:
     United  States                                          $     828.1     $    1,017.3     $    1,350.1
     Jamaica                                                       189.7            219.4            298.5
     Ghana                                                         171.7            221.3            237.5
     Other Foreign                                                 280.1            274.7            283.7
                                                             ------------    -------------    ------------
                                                             $   1,469.6     $    1,732.7     $    2,169.8
                                                             ============    =============    ============

                                                           December 31,
                                                   -----------------------------
                                                           2002             2001
--------------------------------------------       ------------    -------------
Long-lived assets: (1)
     United States - Note 5                        $     616.9     $      832.5
     Jamaica                                             313.4            303.8
     Ghana                                                84.7             83.3
     Other Foreign                                        64.6             58.8
                                                   ------------    -------------
                                                   $   1,079.6     $    1,278.4
                                                   ============    =============

(1)  Long-lived assets include Property, plant, and equipment, net and
     Investments in and advances to unconsolidated affiliates. Prepared on a going-concern basis - see Note 2.

The aggregate foreign currency gain included in determining net income was immaterial for the years ended December 31, 2002, 2001 and 2000. No single customer accounted for sales in excess of 10% of total revenue in 2002, 2001 and
2000. Export sales were less than 10% of total revenue during the years ended
December 31, 2002, 2001 and 2000.

QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                    Quarter Ended
                                                            -------------------------------------------------------------
(In millions of dollars, except share amounts)                   March 31,     June 30,    September 30,     December 31,
--------------------------------------------------------    --------------   ----------   --------------   --------------
                                                                  (1)            (1)            (1)
2002
   Net sales                                                $       370.6    $   386.3          $ 348.0          $ 364.7
   Operating income (loss)                                          (36.7)       (36.7)           (65.7)          (266.9)
   Net income (loss)                                                (64.1)       (50.4)           (83.4)          (270.8)(2)
   Basic/Diluted Earnings (loss) per share(5)                        (.79)        (.63)           (1.04)           (3.37)(2)
   Common stock market price:(5)
      High                                                           1.76          .34              .11              .09
      Low                                                             .21          .04              .03              .06
2001
   Net sales                                                $       480.3    $   446.8          $ 430.3          $ 375.3
   Operating income (loss)                                          215.4        (27.6)           (36.1)           (86.8)
   Net income (loss)                                                119.6        (64.1)            68.4           (583.3)(3)
   Basic/Diluted Earnings per share(5)                               1.50         (.80)             .85            (7.23)(3)
   Common stock market price:(5)
      High                                                           4.44         4.90             4.45             3.34
      Low                                                            3.23         3.25             2.57             1.56
2000
   Net sales                                                $       575.7    $   552.8          $ 545.2          $ 496.1
   Operating income                                                  36.9         51.5              2.8             48.1
   Net income (loss)                                                 11.7         11.0            (16.8)            10.9 (4)
   Basic/Diluted Earnings (loss) per share(5)                         .15          .14             (.21)             .14 (4)
   Common stock market price:(5)
      High                                                           8.88         5.13             6.06             5.94
      Low                                                            4.13         2.94             3.50             3.50

(1)     Quarterly results include a number of non-recurring and unusual items that may cause an individual quarter's results not to be indicative of the underlying operating performance. See the applicable quarterly report on Form 10-Q for a recap of such items.
(2)     Includes the following pre-tax items: non-recurring impairment charges of $215.4, non-recurring restructuring charges of $2.6 and LIFO inventory charges of $3.1 (see Notes 2 and 6 of Notes to Consolidated
        Financial Statements). Excluding these charges, results would have been a basic loss per share of approximately $.62.
(3)     Includes increase in valuation allowances for net deferred income tax assets of $505.4 and the following pre-tax items: charges for restructuring of $8.2, abnormal Gramercy start-up and other costs of
        $16.5, contract labor costs related to smelter curtailment of $9.4, impairment charges related to Trentwood equipment of $17.7 and certain other net non-recurring charges totaling $9.6 (see Notes 2 and 6 of
        Notes to Consolidated Financial Statements). Excluding these items, results would have been basic loss per share of approximately $.43.
(4)     Includes the following pre-tax items: a gain of $103.2 from the sale of power offset by a non-cash impairment loss of approximately $33.0, a charge of $26.2 for operating profit foregone as a result of power sales and certain other net non-operating charges totaling $10.9 (see Notes 2 and 6 of Notes to Consolidated Financial Statements). Excluding these items, but giving effect to operating profit foregone as a result of these power sales, results would have been basic loss per share of approximately $.19.
(5)     Earnings (loss) per share and market price may not be meaningful because, as part of a plan of reorganization, it is likely that the interests of the Company's existing stockholders will be diluted or cancelled.